ASSET PURCHASE AGREEMENT

                             Between

                           MEDEVA PLC,

                      MEDEVA ROCHESTER INC.

                               AND

                       FISONS CORPORATION,

                    FISONS INVESTMENTS INC.,

                         FISONS PLC, AND

                           FISONS B.V.


                          June 6, 1996

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                       TABLE OF CONTENTS

                                                             Page

     ARTICLE 1.

                          DEFINITIONS

             1.1.  Definitions                                  1
             1.2.  Additional Definitions                      17

     ARTICLE 2.

     PURCHASE AND SALE OF THE ASSETS; CLOSING CONSIDERATION

             2.1.  Purchase and Sale of the Assets             17
             2.2.  Excluded Assets                             18
             2.3.  Assumption of Liabilities                   21
             2.4.  Excluded Liabilities                        23
             2.5.  Closing Consideration                       26
             2.6.  Closing Inventory Adjustment                27
             2.7.  Payment of the Closing Consideration        28
             2.8.  Allocation of the Purchase Price            28
             2.9.  Revenue Adjustment                          29

     ARTICLE 3.

                          THE CLOSING
             3.1.  Time and Place of Closing                   31
             3.2.  Payment of Closing Consideration;
                   Deliveries                                  31
             3.3.  Assignment of Contracts, Etc                32
             3.4.  Further Assurances                          33

     ARTICLE 4.

         REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     4.1.   Organization and Good Standing                     35
     4.2.   Power and Authority                                35
             4.3.   Organizational Documents.                  36
             4.4.   No Violation                               36
             4.5.   Financial Information; Undisclosed
                    Liabilities                                37
             4.6.   Absence of Certain Changes or Events       38
             4.7.   Material Contracts; No Default             39
             4.8.   Patents, Trademarks and Trade Names        43
             4.9.   Actions                                    43
             4.10.  Compliance with Laws                       43
             4.11.  Taxes                                      44
             4.12.  Title to Property                          44
             4.13.  Insurance; Product Liability Claims        45
             4.14.  Approvals                                  45
             4.15.  Employee Benefit Plans; ERISA              46
             4.16.  Suppliers and Customers                    46

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             4.17.  Environmental Matters                      47
             4.18.  Labor Matters                              48
             4.19.  Personal Property                          49
             4.20.  Real Property                              49
             4.21.  Broker's or Finder's Fees                  52
             4.22.  Regulatory and Product Matters             52
             4.23.  Transactions with Affiliates               54
             4.24.  Inventory                                  54
             4.25.  Sufficiency of Assets.                     54

     ARTICLE 5.

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
             5.1.  Organization and Good Standing              55
             5.2.  Power and Authority                         55
             5.3.  No Violation                                56
             5.4.  Actions                                     57
             5.5.  Approvals                                   57
             5.6.  Broker's or Finder's Fees                   57
             5.7.  Disclosure                                  58
             5.8.  Financing                                   58

     ARTICLE 6.

    CERTAIN OBLIGATIONS OF THE SELLERS PRIOR TO THE CLOSING
             6.1.  Conduct of Business                         59
             6.2.  Restricted Activities and Transactions      59
             6.3.  Cooperation                                 61
             6.4.  No Solicitation of Transaction.             61
             6.5.  Access to the Sellers                       62
             6.6.  Confidentiality                             63
             6.7.  Premerger Notification                      63
             6.8.  Disclosure Supplements                      64

     ARTICLE 7.

                   CERTAIN OBLIGATIONS OF THE
                 PURCHASER PRIOR TO THE CLOSING
             7.1.  Cooperation                                 65
             7.2.  Confidentiality                             65
             7.3.  Premerger Notification                      66
             7.4.  Shareholder Circular; Shareholder
                   Approvals; Etc.                             66
             7.5.  Financing                                   67

     ARTICLE 8.

                  CONDITIONS PRECEDENT TO THE
                  OBLIGATIONS OF THE PURCHASER
             8.1.  Representations and Warranties True         68
             8.2.  Performance                                 68
             8.3.  Title Insurance                             68

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             8.4.  No Material Adverse Change                  69
             8.5.  Approvals                                   69
             8.6.  Deliveries                                  69
             8.7.  Absence of Litigation                       71
             8.8.  Shareholder Approval, Etc                   71

     ARTICLE 9.

                    CONDITIONS PRECEDENT TO
                 THE OBLIGATIONS OF THE SELLERS
             9.1.  Representations and Warranties True         72
             9.2.  Performance                                 72
             9.3.  Approvals                                   72
             9.4.  Deliveries                                  72
             9.5.  Absence of Litigation                       74

     ARTICLE 10.

              ADDITIONAL COVENANTS AND AGREEMENTS
             10.1.  Books and Records; Access                  74
             10.2.  Confidentiality                            75
             10.3.  Employment and Employee Benefits           76
             10.4.  Specific Performance; Injunctive Relief    78
             10.5.  Noncompetition; Nonsolicitation            78
             10.6.  Use of Fisons Name; NDC Licenses           80
             10.7.  Reconveyance of Intangible Assets          81
             10.8.  Expenses                                   81
             10.9.  Access                                     82

     ARTICLE 11.

                   SURVIVAL; INDEMNIFICATION
             11.1.   Survival                                  82
             11.2.   Indemnification by the Sellers            83
             11.3.   Indemnification by the Sellers for
                     Product Recalls                           84
             11.4.   Indemnification by the Purchaser          86
             11.5.   Notice and Payment of Claims              87
             11.6.   Matters Involving Third Parties           88
             11.7.   Limitation of Remedies                    89
             11.8.   Minimum Warranty Claim.                   90
             11.9.   Maximum Warranty Claim                    90
             11.10.  Mitigation of Damages                     90
             11.11.  Bulk Sales Law                            91

                          ARTICLE 12.

                          TERMINATION
             12.1.  Termination                                91
             12.2.  Effect of Termination                      92

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     ARTICLE 13.

                         MISCELLANEOUS
             13.1.   Public Announcements                      92
             13.2.   Amendment; Waiver                         93
             13.3.   Fees and Expenses                         93
             13.4.   Transfer Taxes                            93
             13.5.   Notices                                   94
             13.6.   Assignment                                95
             13.7.   Governing Law; Consent to Jurisdiction    96
             13.8.   Counterparts                              97
             13.9.   Headings                                  97
             13.10.  Entire Agreement                          97
             13.11.  Severability                              98
             13.12.  No Third Party Beneficiaries              98
             13.13.  Singular and Plural Forms                 98
             13.14.  References to Articles, Etc.              98
             13.15.  References to "Herein," Etc.              98
             13.16.  Effect of Schedules                       99



                            EXHIBITS

Exhibit A         Guaranty
Exhibit B           License Agreement
Exhibit C           Security Agreement
Exhibit D           Bargain and Sale Deed with Covenants Against
                    Grantors Acts
Exhibit E           Sellers' Counsel Opinions



                           SCHEDULES

Schedule 1.1(as)    Headquarters Services
Schedule 1.1(au)    Inactive Products
Schedule 1.1(bb)    Knowledge of the Seller
Schedule 1.1(bi)    Fisons Product List (Rochester)
Schedule 1.1(bx)    Products
Schedule 2.1(e)     Certain Excluded Assets
Schedule 2.2(l)     Excluded Equipment
Schedule 2.2(q)     Other Excluded Assets
Schedule 2.3(a)     Excluded Contracts
Schedule 3.2        License Agreement Payments
Schedule 4.1        Organization and Good Standing
Schedule 4.4        No Violation
Schedule 4.5(a)     Financial Information
Schedule 4.5(b)     Material Liabilities
Schedule 4.6        Absence of Certain Changes or Events
Schedule 4.7(a)     Competition Restrictions
Schedule 4.7(b)     Certain Contracts

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Schedule 4.7(c)     No Defaults
Schedule 4.8        Patents, Trademarks and Trade Names
Schedule 4.9        Actions
Schedule 4.10       Compliance with Laws
Schedule 4.11       Tax Liens
Schedule 4.12       Title to Property
Schedule 4.13       Insurance
Schedule 4.14(a)    Approvals - Governmental
Schedule 4.14(b)    Approvals - Operation of the Business
Schedule 4.16(a)    Suppliers and Customers
Schedule 4.16(b)    Suppliers and Customers
Schedule 4.16(c)    Suppliers and Customers
Schedule 4.16(d)    Suppliers and Customers - Cancellations,
                    Terminations, etc.
Schedule 4.17(a)    Environmental Matters
Schedule 4.17(b)    Environmental Approvals
Schedule 4.18(a)    Labor Matters
Schedule 4.18(b)    Labor Claims
Schedule 4.19       Personal Property
Schedule 4.20(a)    Real Property - Owned Real Property
Schedule 4.20(b)    Real Property - Leased Real Property
Schedule 4.20(c)    Real Property - Options and Rights of First
                    Refusal
Schedule 4.20(d)    Real Property - Improvements, Utilities and
                    Access
Schedule 4.20(e)    Real Property - Nonconforming Uses, Special
                    Permits
Schedule 4.20(f)    Real Property - Real Estate Taxes
Schedule 4.20(i)    Real Property - Money Owed to Contractors
Schedule 4.22       Regulatory and Product Matters
Schedule 4.23       Transactions with Affiliates
Schedule 5.7        Purchaser's Knowledge
Schedule 8.5 Contracts/Approvals Which Require Obtaining of Consent by Closing
Schedule 8.6        Astra and Commerce Avenue Estoppel
                    Certificate
Schedule 9.3        Approvals - Sellers
Schedule 10.3(a)    List of Plan Employees
Schedule 10.3(b)    List of Employees Not to be Solicited

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                    ASSET PURCHASE AGREEMENT


          This Asset Purchase Agreement ("Agreement"), dated June 6, 1996, is entered into among (i) Medeva PLC, an English corporation ("Medeva") and Medeva Rochester Inc., a Delaware corporation, on the one hand ("Medeva Rochester" and collectively with Medeva, the "Purchaser"), and Fisons Corporation, a Massachusetts corporation ("Fisons"), Fisons Investments Inc., a Delaware corporation ("FII"), Fisons plc, an English corporation ("FPLC"), and Fisons B.V., a company organized under the laws of Holland ("FBV"), on the other hand (Fisons, FII, FPLC and FBV are collectively referred to as the "Sellers").

                      W I T N E S S E T H:

          WHEREAS, the Sellers desire to transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser desires to acquire from the Sellers, the Business (as defined herein), in accordance with the terms and subject to the conditions of this Agreement.

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                           ARTICLE 1.

                          DEFINITIONS

          1.1. Definitions. The following terms, as used in this Agreement, shall have the following meanings:

          (a) "Acquisition Primary Documents" shall mean, collectively, this Agreement, the License Agreement, the Manufacturing Agreement, the Bill(s) of Sale, the Assignment and Assumption Agreement, the Deed, the Transitional Services Agreement, the Supply Agreement, the Security Agreement and the Guaranty to be delivered pursuant to Section 3.2 hereof and the guaranty, if any, to be delivered pursuant to Section 9.4(f) hereof.

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          (b)   "Acquisition Documents" shall mean the
Acquisition Primary Documents and all agreements, instruments, certificates and other documents executed and delivered in connection herewith or contemplated hereby.

          (c) "Action" shall mean any claim, dispute, action, arbitration, litigation, proceeding, suit or investigation, and any appeal therefrom.

          (d) "Adjustment Current Assets" shall mean all Inventory, prepaid property taxes in respect of the Real Property, fees prepaid to the FDA in respect of the Facility and the Products, prepaid expenses for travel and other activities primarily related to the Business, prepaid rent in respect of the Leased Real Property and any other current assets that the Purchaser in its sole discretion agrees to include in connection with the Audit (as defined in Section 2.6 hereof).

          (e) "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that with respect to the Sellers, only RPR and Persons directly or indirectly controlled by RPR shall be an Affiliate of any Seller for any provision of this Agreement.

          (f)   "Agreement" shall mean this Asset Purchase
Agreement and shall include all of the Schedules and Exhibits, if any, attached hereto.

          (g) "Antitrust Division" shall have the meaning ascribed to such term in Section 6.7 hereof.

          (h)   "Approval" shall mean any approval,
authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

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          (i)   "Assumed Liabilities" shall have the meaning
ascribed to such term in Section 2.3 hereof.

          (j) "Astra Lease" shall mean that certain Lease, dated May 24, 1995, between Fisons, as landlord, and Astra Research Corporation ("Astra"), as tenant, covering certain portions of the Facility (as hereinafter defined), as amended by the letter agreement between such parties dated June 13, 1995.

          (k) "Astra Cohabitation Agreement" shall mean that certain Cohabitation Agreement, dated as of May 24, 1995, between Fisons and Astra, as amended by the letter agreement between such parties dated June 13, 1995.

          (l) "Books and Records" shall mean originals or copies of all books, financial and other records and any information and data which has been reduced to written, electronically formatted, recorded or encoded form primarily relating to the Business, the Products in the Territory or the Inactive Products in the Territory, the Transferred Assets, the Licensed Assets, or the Assumed Liabilities (delivery of such Books and Records to be deemed to occur upon the Transfer to Purchaser of the Real Property) and that are not Licensed Assets, including without limitation, to the extent relating to the Business, customer lists and related sales histories, credit policies and credit information with respect to existing customers, existing cost and pricing data, employee records for current employees of the Business who accept the Purchaser's offer of employment, existing business plans, advertising and promotion plans, product development plans, forecasts, market research reports, competitor information, reference catalogs, and all existing product data and studies including product distribution records (such as shipping documentation and invoices), FSS product sales and price data, batch records and results of pre-clinical and clinical studies and other product evaluation studies, audit reports (including environmental reports, financial reports and audits, QA/QC reports and Good Manufacturing Practices Reports), and adverse drug experience

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information and drug product complaints concerning the Products, and correspondence to the extent relating to the Business
(including without limitation, with the Environmental Protection
Agency, the FDA, the DEA and the FTC).

          (m) "Bought-In Products" shall mean Gastrocrom(R) (cromolyn sodium, USP) Capsules; Gastrocrom(R) (cromolyn sodium,
USP) Oral Concentrate; Hylorel(R) (guanadrel sulfate tablets,
USP) Tablets; K-Norm(R) (potassium chloride extended relief cap sules, USP) Capsules; Americaine(R) (benzocaine) Otic Topical Anesthetic Ear Drops; and Americaine(R) (benzocaine) Anesthetic Lubricant.

          (n) "Business" shall mean the business, assets, properties, rights and operations of the Sellers and their Affiliates, wherever located and whether or not reflected on the books and records of the Sellers or their Affiliates, that are primarily used in, or primarily pertain or relate to, the manufacture at the Facility and/or sale and/or distribution of the Products in the Territory, excluding any such items related to the Sellers' sales force.

          (o) "Business Day" shall mean each day which is not a day on which banking institutions in New York, New York or London, England are authorized or obligated by Law to close.

          (p) "CERCLA" shall have the meaning ascribed to such term in Section 4.17(a) hereof.

          (q) "Closing" shall mean the consummation of the transactions contemplated by this Agreement with effect at and as of the Effective Time.

          (r) "Closing Date" shall mean July 2, 1996 or such other date as the parties shall determine, if the conditions to Closing described in Articles 8 and 9 hereof have been fully satisfied or waived by the appropriate party or parties hereto on or prior to such date.

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          (s)   "Closing Purchase Price" shall have the meaning
ascribed to such term in Section 2.5.

          (t)   "Code" shall mean the Internal Revenue Code of
1986, as amended, and the rules and regulations promulgated thereunder.

          (u) "Commerce Drive Lease" shall mean that certain Agreement of Lease, dated as of July 23, 1976, between Morris Rock, Julius Rock and Joelle Kheel, as lessor, and Pennwalt Corporation, as lessee, as subsequently amended on February 24, 1982, June 29, 1987, June 28, 1991 and August 15, 1991.

          (v) "Contract" shall mean each instrument, contract and other agreement (including without limitation, all leases, subleases and other agreements relating to real property and all unshipped purchase orders) primarily relating to the Business, the Products in the Territory, the Inactive Products in the Territory, the Transferred Assets or the Licensed Assets to which any of the Sellers is a party or by which any of them or any of their properties or assets are bound.

          (w) "Competitive Business" shall have the meaning ascribed to such term in Section 10.5(a) hereof.

          (x) "Damages" shall mean any claim, loss, liability, debt, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees, costs and expenses but excluding in all cases consequential damages) or damage of any kind or nature whatsoever.

          (y)   "DEA" shall mean the U.S. Drug Enforcement
Administration.

          (z) "Deed" shall mean the Bargain and Sale Deed with Covenants Against Grantor's Acts in the form attached hereto as Exhibit D.

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          (aa)  "DOJ" shall have the meaning ascribed to such
term in Section 4.22(c).

          (ab)  "Effective Time" shall mean 11:59 p.m. New York
Time on the Closing Date.

          (ac) "Environmental Laws" shall have the meaning ascribed to such term in Section 4.17(a) hereof.

          (ad) "Equipment" shall mean each item of machinery, equipment and fixture owned by the Sellers or their Affiliates
(i) which is located on the Real Property on the date hereof or
(ii) which is not so located but is now, or was at any time since December 20, 1995, used by the Sellers or their Affiliates primarily in connection with the manufacturing of Products at the Facility, including without limitation, the equipment listed on
Schedule 4.19 hereto.

          (ae) "ERISA" shall have the meaning ascribed to such term in Section 4.15(a).

          (af) "Establishment Registration" shall mean the registration of the Facility and the listing of the Products with the FDA, as required under the FFDCA and, if required by Law, the DEA and the State Education Department, New York State Board of Pharmacy.

          (ag) "Excluded Assets" shall have the meaning ascribed to such term in Section 2.2 hereof.

          (ah) "Excluded Liabilities" shall have the meaning ascribed to such term in Section 2.4 hereof.

          (ai) "Facility" shall mean the real property, plant and fixtures owned and operated by Fisons, located at 755
Jefferson Road, Rochester, New York.

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          (aj)  "FDA" means the U.S. Federal Food and Drug
Administration.

          (ak) "FFDCA" shall have the meaning ascribed to such term in Section 4.22(c).

          (al) "FTC" shall have the meaning ascribed to such term in Section 6.7 hereof.

          (am) "Former Real Property" means any real property other than the Real Property but only with respect to such periods when it was owned, leased, operated or otherwise used in respect of the Transferred Assets and the Business, whether by Sellers or by their predecessors in interest.

          (an) "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the date hereof.

          (ao) "Good Manufacturing Practices" shall mean the current good manufacturing practices for the preparation of drug products for administration to humans, as set forth in the rules and regulations issued under the FFDCA and the guidelines and other similar pronouncements issued by the FDA interpreting and giving effect to the "current" status of such rules and regulations regarding good manufacturing practices, all as in effect from time to time up to the Effective Time.

          (ap) "Governmental Authority" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

          (aq) "Guaranty" shall mean the Guaranty in the form of Exhibit A hereto.

          (ar) "Hazardous Materials" means any substance which is or becomes defined as "hazardous waste", "hazardous material", "hazardous substance", "asbestos", "industrial waste",

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"radioactive material", "radioactive waste", "low-level
radioactive waste", "oil", "petroleum", "petroleum products", "polychlorinated biphenyls", "pollutant", or "contaminant" under any Environmental Law, including, without limitation, CERCLA and the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.) and the regulations promulgated thereunder.

          (as) "Headquarters Services" shall mean the services listed on Schedule 1.1(as).

          (at)  "HSR Act" shall mean the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          (au) "Inactive Products" shall mean the products listed on Schedule 1.1(au).

          (av) "Income Taxes" shall mean any foreign, federal, state or local income Tax or franchise Tax based on income, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not.

          (aw) "Indemnified Party" shall mean any party entitled to indemnification pursuant to Article 11 hereof and shall include such party's Affiliates, successors and permitted assigns.

          (ax) "Indemnifying Party" shall mean any party liable for indemnification pursuant to Article 11 hereof and shall include such party's successors and assigns.

          (ay) "Intangible Assets" shall mean all intangible property owned by Sellers primarily relating to the Pennkinetic Process, and all of the following owned by or issued to Sellers or their Affiliates, primarily relating to the Business, the Products in the Territory, the Inactive Products in the Territory or the other Transferred Assets whether or not constituting or recorded in the Books and Records of the Sellers: warranties and

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other similar guarantees of quality or performance given by third parties in respect of goods delivered or services performed, inventions, designs, know-how, patents, patent applications, trademarks, trademark registrations and applications therefor, goodwill, goodwill associated with trademarks that are not Licensed Assets, trade names, trade secrets, trade processes, labels and other trade rights, whether or not registered, copyrights (including copyrights in computer software and computer software documentation, source code and systems documentation), copyright registrations and applications therefor, Specifications, Approvals (including without limitation the Product Licenses and Establishment Registration and any similar filings made and Approvals given in respect of the Inactive Products), customer identities and related sales histories, covenants not to compete, capitalized closing costs, Proprietary Information, research and development projects, materials and data, and any other assets, identifiable or unidentifiable, normally considered an "intangible asset" under GAAP and to which the guidance under GAAP for intangible assets would apply for purposes of accounting.

          (az) "Inventory" shall mean all inventories owned by the Sellers or their Affiliates primarily relating to the Business, the Products in the Territory or the other Transferred Assets, wherever located, including without limitation all packaging, finished goods, raw materials, supplies, work in process, spare parts and other miscellaneous items of tangible property normally considered a part of "inventory" under GAAP.

          (ba) "IRS" shall mean the U.S. Internal Revenue
Service.

          (bb) "knowledge" or "known" shall mean with reference to Sellers' knowledge, the actual knowledge after reasonable inquiry of the persons listed, or holding the offices and positions listed, on Schedule 1.1(bb) hereto.

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          (bc) "Labelling" means package inserts, labels, carton
imprints and samples used in connection with the marketing and sale of the Products in the Territory.

          (bd) "Law" shall mean any applicable law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process promulgated by any Governmental Authority as in effect from time to time (including, without limitation, any zoning or land use law or ordinance, building code, Environmental Law, securities, blue sky, civil rights or occupational health and safety law or regulation and any court or arbitrator's order or process).

          (be) "Leased Real Property" shall mean the leasehold interests of Sellers or their Affiliates listed on Schedule
4.20(b) hereto.

          (bf) "Liability" shall mean any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

          (bg) "License Agreement" shall mean the License
Agreement in the form attached hereto as Exhibit B and "Licensed
Assets" shall mean the Intellectual Property and Assumed
Contracts, each as defined therein.

          (bh) "Lien" shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, or encumbrance of any kind or nature.

          (bi) "Lost Operating Profit" shall mean in respect of each Primary Product that becomes subject to a Product Recall, if any, the amount equal to 60% of the difference between (i) the agreed upon forecast sales for such Primary Product as set forth

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in Schedule 1.1(bi) hereof and (ii) any actual sales thereof during the period commencing with the Product Recall of such Primary Product and ending thirty-six (36) months thereafter.

          (bj) "manufacture/manufacturing/manufactured" means all processes and operations involved in the production, formulation, blending, quality assurance, testing, storage, filling and packaging of the Products.

          (bk) "Manufactured Products" shall mean Delsym(R) (dextramethorphan polistirex) Cough Formula, Ionamin(R) (phentermine resin) Capsules, Mykrox(R) (metolazone tablets, USP) Tablets, Pediapred(R) (prednisolone sodium phosphate, USP) Oral Liquid, Tussionex(R) (hydrocodone polistirex/chlorpheniramine polistirex) Pennkinetic Extended Release Suspension, Zaroxolyn(R) (metolazone tablets, USP) Tablets.

          (bl) "Marks" shall have the meaning ascribed to such term in Section 10.6(a) hereof.

          (bm) "Manufacturing Agreement" shall mean a Manufacturing Agreement for the supply of certain Products to the Sellers for sale in Canada in form and substance reasonably acceptable to the parties.

          (bn) "Other Personalty" shall mean all personal property (including parts, furniture and furnishings) other than Equipment, Intangible Assets, Inventory, Inactive Products, Products, Proprietary Information, Product Licenses and Establishment Registrations owned, held or leased by Sellers or their Affiliates and which is used by Sellers primarily in connection with the Business, the Inactive Products in the Territory or the Products in the Territory or the other Transferred Assets excluding any Licensed Assets.

          (bo) "Owned Real Property" shall mean the real property and fixtures owned, in whole or in part, by the Sellers or their Affiliates listed on Schedule 4.20(a) hereto.

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

          (bp) "Pennkinetic Process" shall mean the prolonged release pharmaceutical preparation process described in United
States Patent Nos. 4,221,778 and 4,762,709.

          (bq) "Permitted Liens" shall mean (a) mechanics', carriers', warehousemens', workmens' and other similar Liens aris ing in the ordinary course of the Business which are not yet due and payable or are being contested in good faith by appropriate proceedings, which will be satisfied in full by the Sellers or omitted from the Purchaser's title insurance policy by bonding or escrow, and which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect,
(b) Liens for Taxes, assessments and other governmental charges not yet due and payable or that may subsequently be paid without penalty or that are being contested in good faith by appropriate proceedings and will be satisfied in full by the Sellers and which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (c) with respect to the Owned Real Property, (i) easements, covenants, rights-of-way, claims, restrictions and other encumbrances of record set forth in the title insurance commitment for the Facility prepared for the Purchaser by Chicago Title Insurance Company under its title number 9616-25011, dated April 9, 1996,
(ii) any state of facts shown on the survey of the Facility pre pared for the Purchaser by RV-SH/APS Consultants Land Surveyors, PC dated May 8, 1996, and (iii) zoning, building and other similar restrictions imposed by Law, (d) with respect to the Leased Property, such Liens as shall not render any Real Property Leases unmarketable, and any state of facts that a current survey of the Leased Real Property would show, provided the same shall not render the same unmarketable, (e) such other matters shown on
Schedule 4.12 and (f) Liens under title retention agreements entered into the ordinary course of the Business and either involving annual payments by Purchaser of less than $25,000 or listed on Schedule 4.7.

          (br) "Person" shall mean any individual, general or limited partnership, corporation, limited liability company,

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

association, business trust, joint venture, Governmental
Authority, business entity or other entity of any kind or nature.

          (bs) "Personal Property Lease" shall mean each lease of personal property (including capital leases) primarily relating to the Business, the Transferred Assets or the Licensed
Assets which provides for payments in excess of $25,000 per annum.

          (bt) "Placement" shall have the meaning ascribed to such term in Section 8.8 hereof.

          (bu) "Placing Agreement" shall have the meaning ascribed to such term in Section 8.8 hereof.

          (bv) "Product License" shall mean the pending and/or approved New Drug Application, Abbreviated New Drug Application, Claimed Exemption for Investigational Use (i.e., Investigational New Drug Application), Drug Master File, or other similar product license applicable in the Territory for a Product including all supplements and amendments thereto.

          (bw) "Product Recall" shall have the meaning ascribed to such term in Section 11.3(a) hereof.

          (bx) "Products" shall mean, collectively, the products listed on Schedule 1.1(bx).

          (by) "Proprietary Information" shall mean, all of the following owned by Sellers or their Affiliates and primarily relating to the Business, the Products in the Territory, the Inactive Products in the Territory, or the other Transferred Assets whether or not recorded in the Books and Records of the
Sellers: the content of the Books and Records, confidential information, trade secrets, pricing and marketing strategies, customer information, business leads, research and results thereof, technology, know-how, discoveries, improvements, techniques, data, methods, processes, instructions, formulae,

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

recipes, drawings and specifications (whether or not such items have been reduced to written, computer-readable or other tangible form and whether patented or patentable or not), shop rights, license agreements and other agreements relating to any of the foregoing and other proprietary information and materials of every kind and character.

          (bz) "Purchase Price" shall have the meaning ascribed to such term in Section 2.5 hereof.

          (ca) "Purchaser Material Adverse Effect" shall mean any change or effect that taken alone or together with other changes or effects has had or is likely to have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by this Agreement or the other
Acquisition Documents.

          (cb) "Real Property" shall mean all Leased Real
Property and Owned Real Property.

          (cc) "Real Property Leases" shall mean the leases, subleases, licenses and other agreements which relate to the use of real property.

          (cd) "Representative" shall mean, with respect to a Person, any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of such Person.

          (ce) "Restricted Assets" shall have the meaning ascribed to such term in Section 3.3 hereof.

          (cf) "Returned Products" means any Products validly returned to Purchaser, including without limitation, any Products returned because they are out of date or as part of a general recall of such Product from its channels of distribution but exclusive, however, of Product Recalls.

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

          (cg) "RPR" shall mean Rhone-Poulenc Rorer Inc.

          (ch) "Security Agreement" shall mean the Intellectual Property Security Agreement in the form attached hereto as Exhibit C.

          (ci) "Seller Material Adverse Effect" shall mean any change or effect that taken alone or together with other changes or effect has had or is likely to have a material adverse effect on the Business or the Sellers' ability to consummate the transactions contemplated by this Agreement or the other
Acquisition Documents.

          (cj) "Special Indemnification Deductible" shall have the meaning ascribed to such term in Section 11.3(a) hereof.

          (ck) "Special Indemnification Limit" shall have the meaning ascribed to such term in Section 11.3(a) hereof.

          (cl) "Specifications" means the specifications (including manufacturing procedures, agreed upon regulatory analytical methods, quality assurance procedures and validation procedures) for manufacturing the Products set forth in the Sellers' Product Licenses, manufacturing manuals and batch records.

          (cm) "Supply Agreement" shall mean an agreement in form and substance reasonably acceptable to the parties providing for the supply by the Sellers of bulk cromolyn sodium, USP to Purchaser after the Closing.

          (cn) "Tax" shall mean any foreign, federal, state or local income, gross receipts, franchise, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added,

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

occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen's compensation or other tax, fee or imposition of any kind whatsoever, including any interest, penalties, additions, assessments or deferred liability with respect thereto, whether disputed or not, and including taxes referred to in Section 13.4.

          (co) "Tax Return" shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

          (cp) "Territory" shall mean (i) with respect to all the Products and Inactive Products except Gastrocrom(R) (cromolyn sodium, USP) Capsules and Oral Concentrate and Pediapred Oral Solution (prednisolone sodium phosphate, USP), anywhere in the world (other than Canada), (ii) with respect to Gastrocrom(R) (cromolyn sodium, USP) Capsules and Oral Con centrate, the United States and its commonwealths, territories and possessions, including without limitation, Puerto Rico, and
(iii) with respect to Pediapred Oral Solution (prednisolone sodium phosphate, USP), the United States and its commonwealths, territories and possessions, including without limitation, Puerto Rico, and Aruba, Bahamas, Barbados, Curacao/Netherlands Antilles, Denmark, Guatemala, Saipan, Surinam and Trinidad.

          (cq) "Third Party Claim" shall have the meaning ascribed to such term in Section 11.6(a) hereof.

          (cr) "Transfer" shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and "Transferred" and "Transferrable" shall have a correlative meaning.

          (cs) "Transferred Assets" shall have the meaning ascribed to such term in Section 2.1 hereof.

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

          (ct) "Transitional Services Agreement" shall mean an agreement in form and substance reasonably acceptable to the parties with respect to certain post Closing services and assistance that each is to provide the other for a transitional period after Closing.

          (cu) "WARN" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq., as it may be amended from time to time.

          1.2. Additional Definitions. In addition to the foregoing defined terms, other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement.


                           ARTICLE 2.

     PURCHASE AND SALE OF THE ASSETS; CLOSING CONSIDERATION

          2.1. Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement, and on the basis of the representations, covenants and warranties set forth herein, at the Closing the Sellers shall transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, all of the Sellers' respective rights, title and interests in and to the Business, free and clear of all Liens other than Permitted Liens and the Assumed Liabilities (but in no event including the Excluded Assets) including, without limitation or duplication, all of the Sellers' respective rights, titles and interests in and to the following, free and clear of all Liens other than Permitted Liens and the Assumed Liabilities, (collectively, the "Transferred Assets"):

          (a)   all Equipment;

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

          (b) to the extent legally Transferable and subject to the Sellers' rights pursuant to Section 10.7 hereof, all Intangible Assets;

          (c) to the extent legally Transferrable and subject to the Sellers' rights pursuant to Section 10.7 hereof, all Proprietary Information;

          (d)   all Inventory;

          (e)   all Real Property;

          (f) to the extent legally Transferrable and subject to the Sellers' rights pursuant to Section 10.7 hereof, all rights to the Products in the Territory and Inactive Products in the Territory;

          (g) to the extent legally Transferrable and subject to the Sellers' rights pursuant to Section 10.7 hereof, all Contracts, including without limitation, rights under supply agreements primarily relating to the Products in the Territory, and the Astra Lease, the Astra Cohabitation Agreement and the Commerce Drive Lease;

          (h)   all Other Personalty;

          (i) to the extent legally Transferrable and subject to the Sellers' rights pursuant to Section 10.7 hereof, all Books and Records;

          (j) without limiting the foregoing, all prepaid expenses, advances and security deposits primarily relating to the Business other than those relating to Income Taxes.

          2.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, including Section 2.1 above, the Transferred Assets shall not include and the Sellers shall retain all of their respective rights, title and interest in and to, and shall not Transfer to the Purchaser, any asset of the Sellers or their Affiliates set forth below (collectively, the "Excluded Assets"):

          (a) any assets of the Sellers or their Affiliates which are not Transferred Assets including rights to products other than the Products and Inactive Products;

          (b)   the Licensed Assets;

          (c) any proceeds paid or payable to Sellers in connection with, and all other rights of Sellers under, this Agreement or the other Acquisition Documents, including the Purchase Price and payments under the License Agreement;

          (d) any Tax credits or Tax refunds paid with respect to the Business for periods ending prior to the Effective Time;

          (e) any refunds of fees paid to the FDA with respect to the Business for periods ending prior to the Effective Time;

          (f) all causes of action and choses in action in respect of the Business for periods ending prior to the Effective
Time or relating to the Excluded Liabilities;

          (g) all Drug Master Files relating to the Products or the Inactive Products;

          (h)   cash and cash equivalents;

          (i) rights to the Products outside the Territory and the Inactive Products outside the Territory;

          (j) the other current assets that the Purchaser elects not to include in the definition of "Adjustment Current
Assets" as permitted by such provision.

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

          (k) all rights of the Sellers under Contracts which according to such Contracts relate to periods prior to the Effective Time and were paid, performed, discharged or satisfied prior to the Effective Time, and the Sellers shall retain all such rights including without limitation, all of Sellers' accounts receivable as of the Effective Time;

          (l) the personal computers, the zebra printer and the other machinery and equipment relating to (i) blister packing,
(ii) the performance of stability work with respect to products other than the Products and (iii) release testing for products other than the Products as more fully described, in the case of clauses (i), (ii) and (iii) above, on Schedule 2.2(l) (collectively, the "Excluded Equipment"); provided, that any Books and Records contained therein will be down loaded onto portable computer disks and delivered to Purchaser with the Books and Records in accordance with Section 10.1;

          (m) all assets of the Pension Plan for Employees of Fisons Corporation, all assets of any tax-qualified defined contribution plan in which Plant Employees (as defined in Section 10.3(a) hereof) participate (other than any assets which are transferred in accordance with Section 10.3(e) hereof) and all assets associated with any Excluded Liability described in Sections 2.4(a) and 2.4(g) hereof;

          (n) all insurance policies and all rights and claims thereunder;

          (o) rights to the name "Fisons" or any variation thereof except as provided by Section 10.6 hereof; and

          (p)   the corporate and financial books and records
(including without limitation, the general ledgers) of Sellers, other than those primarily relating to the Business, the Trans ferred Assets or the Licensed Assets; and

          (q)   the assets set forth on Schedule 2.2(q).

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

          2.3. Assumption of Liabilities. Subject to the terms and conditions of this Agreement, as of the Effective Time, the Purchaser shall assume, and shall be solely and exclusively liable with respect to, and shall pay, perform, discharge and satisfy when due, only those Liabilities of the Sellers which are specifically enumerated below (collectively, the "Assumed Liabilities"):

          (a) all Liabilities of the Sellers under Contracts included in the Transferred Assets which according to such Contracts relate to periods after the Effective Time and are to be paid, performed, discharged or satisfied after the Effective Time (exclusive, however, of the obligation to make any payments under the Contracts listed on Schedule 2.3(a) to the extent such payments relate to periods ending prior to the Effective Time), and the Sellers shall retain the balance of such Liabilities including without limitation, all accounts payable as of the Effective Time;

          (b) all Liabilities for Damages to third parties or their property arising out of the sale of the Products after the Effective Time; provided, however, that Purchaser shall not assume, and Sellers shall retain, any such Liabilities for any Damages attributable to Products manufactured prior to the Effective Time that at the Effective Time were adulterated or misbranded within the meaning of the FFDCA; and

          (c) all Liabilities in respect of Product warranties and Returned Products provided, however, that:

          (i) in respect of such Liabilities attributable to defective Products that were manufactured by the Sellers, the Sellers shall reimburse the Purchaser within thirty (30) days of being invoiced by the Purchaser for the out-of-pocket costs of replacing such Products or the rebate or credit issued in lieu of such replacement plus any other Liabilities incurred by the Purchaser under the Product warranties applicable to such Products, provided, further, that where such defective Products are from a lot a portion of which was manufactured by the Sellers and a portion of which was manufactured by the Purchaser, the Sellers shall reimburse the Purchaser as specified above based on the proportion of such lot manufactured by the Sellers; and

         (ii) in respect of such Liabilities attributable to Returned Products that are not defective but have expiration dating of less than 12 months and were sold by the Sellers, the Sellers shall reimburse the Purchaser with thirty (30) days of being invoiced by the Purchaser for the out-of-pocket costs of replacing such Products or the rebate or credit issued in lieu of such replacement, provided, further, that where such Returned Products are from a lot a portion of which was sold by the Sellers and a portion of which was sold by the Purchaser, the Sellers shall reimburse the Purchaser as specified above based on the proportion of such lot sold by the Sellers as determined by the Audit (as defined in Section 2.6(a) hereof).

          (d) all Liabilities in respect of chargebacks, governmental or other rebates (including without limitation Medicaid rebates) and other similar refunding mechanisms (collectively, "chargebacks"); provided, however, that:
(i) where the chargeback request is made in respect of a product that can be identified as having been sold by the Sellers, the Sellers shall reimburse the Purchaser within thirty (30) days of being invoiced by the Purchaser for the amount of the rebate or credit awarded in respect of such chargeback; and (ii) where the chargeback request is made in respect of a Product that cannot be identified as having been sold by the Sellers or the Purchaser and the chargeback request reflects an activity date (i.e. date of sale of the Product by a wholesaler to a customer for all chargebacks other than government rebates ("Non-Government Chargebacks") and the date of dispensing for government rebates ("Government Chargebacks")) (A) prior to the Effective Time, the

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

Sellers shall reimburse the Purchaser for one hundred percent (100%) of such Non-Government Chargeback or Government Chargeback or (B) after the Closing Date but prior to the sixty-first (61st) calendar day after the Effective Time, the Sellers shall reimburse the Purchaser for one-hundred percent (100%) of such Non-Government Chargeback or Government Chargeback, up to a maximum liability of Sellers under this clause (d)(ii)(B) of Six Hundred Thousand Dollars ($600,000). The Purchaser will provide the Sellers with copies of such backup documentation reasonably satisfactory to the Sellers to support Purchaser's reimbursement claims under this Section 2.3(d) and Section 2.3(c). Amounts reimbursed by Sellers to Purchaser under this Section 2.3(d) and
Section 2.3(c) shall be treated as a reduction of the Purchase
Price.

          (e) all Liability under any Environmental Law to treat, remove, remediate, dispose of or manage any Hazardous Materials that were released, as such term is defined in CERCLA, on, in, under, about or from the Real Property after the Effective Time; and all Liability for claims (whether asserted in common law or under statute and regardless of form, including strict liability and negligence) arising out of or in respect of any Hazardous Materials (i) that were present or stored on the Real Property in compliance with applicable Environmental Laws prior to the Effective Time and which were shipped, transferred, removed, released, disposed of, arranged for disposal, or otherwise transported off the Real Property after the Effective Time or (ii) that were released on, in, under, about or from the Real Property after the Effective Time; and

          (f) except as provided in Section 13.4 hereof, all Real Estate Taxes payable with respect to the Owned Real Property (and, with respect to the Leased Real Property, if the related Real Property Lease obligates the Sellers to pay the same) for the period commencing on the Effective Time.

          2.4.  Excluded Liabilities.  Except for the Assumed
Liabilities, the Purchaser shall not assume, and shall have no

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

liability or obligation whatsoever, at any time, for any and all Liabilities arising from the operation of, or any act or omission occurring in respect of, the Business or the ownership of the Transferred Assets prior to the Effective Time, (collectively, the "Excluded Liabilities"). Without limiting the foregoing, the following shall be Excluded Liabilities:

          (a) any Liability of Sellers under any collective bargaining, non-competition, consulting, employment or any similar agreement;

          (b) any Liability of Sellers for any Federal, state or local Taxes, including without limitation, Taxes measured upon income or profits earned or other Tax Liabilities incurred in respect of the Business, the Transferred Assets or the Licensed Assets or events or circumstances prior to the Effective Time (including but not limited to any deferred Income Tax Liability);

          (c) any Liability for expenses incurred by Sellers in connection with or resulting from or attributable to the transactions contemplated by this Agreement;

          (d) any Liability for any investment banking, brokerage or similar charge or commission payable or incurred by Sellers in connection with this Agreement or the transactions contemplated hereby;

          (e)   any Liability arising out of activities
undertaken by, or omissions of, the Sellers subsequent to the Effective Time;

          (f) any Liability giving rise to a Permitted Lien prior to the Effective Time of the type included in clauses (a) or (b) of the definition of Permitted Liens (it being agreed that nothing herein shall be deemed to be a waiver of the Purchaser's obligation to pay any Taxes with respect to any Real Property for periods after the Effective Time);

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

          (g) any Liability arising out of or with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained, sponsored or contributed to by the Sellers other than any Liability associated with any asset transferred in accordance with Section 10.3(e) hereof which is a claim for or in respect of an amount equal to the assets that were transferred or which arises in respect of acts or omissions with respect thereto subsequent to the transfer thereof to the Purchaser;

          (h) any other Liability the Sellers may have to their employees, or such employees' dependents, including without limitation for wages, salaries, individual or group life or health insurance, property damage or personal injury claims including workers' compensation claims or proceedings, discrimination claims or proceedings, benefits or severance or other Liabilities relating to employment with the Sellers or in connection with any accident or incident while employed by the Sellers;

          (i) any intercompany Liabilities between any of the Sellers;

          (j) any Liabilities for Damages to third parties or their property arising out of the sale of the Products prior to the Effective Time;

           (k) any Liability under any Personal Property Lease or other lease of personal property listed on Schedule 4.7(b) if the property covered thereby is not located on the Real Property on the Closing Date and is not delivered to the Purchaser within ten (10) days of the Purchaser's demand therefor; and

          (l) all Liability under any Environmental Law to treat, remove, remediate, dispose of or manage any Hazardous Materials that were released, as such term is defined in CERCLA, on, in, under, about or from the Real Property prior to the Effective Time or on, in, under, about or from the Former Real Property during the period it was owned, leased, operated or otherwise used in respect of the Business, whether or not such release was then in compliance with applicable Environmental Laws; and all Liability for claims (whether asserted in common law or under statute and regardless of form, including strict liability and negligence) arising out of or in respect of (A) any Hazardous Materials (i) that were stored at or otherwise present or disposed of on the Real Property prior to the Effective Time or on the Former Real Property during the period it was owned, leased, operated or otherwise used in respect of the Business, and which were shipped, transferred, removed, released, disposed of, arranged for disposal, or otherwise transported off the Real Property prior to the Closing or off the Former Real Property during the period it was owned, leased, operated or otherwise used in respect of the Transferred Assets and the Business, whether or not then in compliance with applicable Environmental Laws or (ii) that were released on, in, under, about or from the Real Property prior to the Effective Time and which migrate off the Real Property either on or prior to or after the Effective Time; (B) any violation by Sellers prior to the Effective Time of any Environmental Law with respect to the Transferred Assets or operations of the Business; and (C) any failure to obtain or maintain, prior to the Effective Time, any Approval required by any Environmental Law to operate the Business.

          2.5. Closing Consideration. The aggregate closing consideration to be paid by the Purchaser to the Sellers at the Closing in respect of the purchase of the Transferred Assets and in full satisfaction of Purchaser's payment obligations under the License Agreement shall be Three Hundred Seventy Million Dollars ($370,000,000). The portion of the closing consideration paid in respect of the purchase of the Transferred Assets is Sixty-one Million Dollars ($61,000,000) (the "Closing Purchase Price"), which will be allocated as provided in Section 2.8, and subject to increase or decrease by the amounts reimbursed by Sellers to Purchaser under Section 2.3(c) and (d) and the amount of the Closing Adjustment and 1996 Sales Adjustment as set forth in
Section 2.6 and Section 2.9 (the Closing Purchase Price so adjusted being the "Purchase Price").

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

          2.6. Closing Inventory Adjustment. (a) Promptly after Closing, the Sellers, at their expense, shall conduct a physical count of the Inventory and audit of the other Adjustment Current Assets as of the Effective Time (the "Audit"). To the extent necessary, the Purchaser shall provide the Sellers and their Representatives reasonable access to the Facility and Leased Real Property during normal business hours to conduct the Audit. The Audit may be witnessed by the Purchaser and its accountants, at Purchaser's expense. The Inventory shall be identified by lot number and valued as of the Effective Time based on its net book value determined in accordance with GAAP; provided that Inventory with expiration dating of less than twelve (12) months measured from the Closing Date shall be valued at zero. The Audit shall be completed, and the Sellers' valuation of the Adjustment Current Assets as of the Effective Time (the "Sellers' Valuation") completed and delivered to the Purchaser, no later than thirty (30) days after the Closing Date. Sellers' Valuation shall be deemed agreed by the Purchaser and become binding among the parties unless the Purchaser shall reject such valuation in a written notification specifying the Purchaser's objections in reasonable detail delivered to the Sellers within fifteen (15) business days of receipt of Sellers' Valuation. In the event that the Purchaser shall notify the Sellers in writing within such fifteen (15) business days period that the Purchaser disagrees with the Sellers' Valuation, and if the Purchaser and the Sellers are unable to resolve any such disagreement within thirty (30) days after the Purchaser gives the Sellers notice thereof, the disagreement shall be submitted for determination to an accounting firm of national reputation which is acceptable to the Purchaser and the Sellers, provided that if the Purchaser and Sellers cannot promptly agree upon such accounting firm, the disagreement shall be submitted to Ernst & Young. The determination by such accounting firm shall be conclusive, non-appealable and binding upon the Purchaser and the Sellers for all purposes, and the fees of such firm shall be borne as it shall determine after considering the positions asserted by the parties in light of its final decision. The value of the Adjustment Current Assets as of the Effective Time, as finally agreed among the parties or determined under this paragraph, is referred to herein as the "Adjusted Valuation".

          (b) Within ten (10) business days following the final agreement on, or determination of, Adjusted Valuation, the Closing Purchase Price paid by the Purchaser to the Sellers shall be adjusted as follows (the "Closing Adjustment"):

                (1) by payment by the Purchaser to the Sellers of the amount by which the Adjusted Valuation exceeds Ten Million
Dollars ($10,000,000); or

                (2) by payment by the Sellers to the Purchaser of the amount by which the Adjusted Valuation is less than Ten
Million Dollars ($10,000,000).

          2.7. Payment of the Closing Consideration. At the Closing, the Purchaser shall pay the Closing Purchase Price to Fisons and/or FII by wire transfer of immediately available funds to a United States bank account or accounts identified in writing by Fisons to the Purchaser at least two (2) business days prior to the Closing Date. The Closing Inventory Adjustment and amounts payable under Section 2.3, if any, and 3.2 shall be paid in immediately available funds as directed by the recipient.

          2.8. Allocation of the Purchase Price. The Sellers and the Purchaser agree that the Purchase Price shall be allocated among the Transferred Assets on the basis of an allocation (the "Allocation") to be prepared by the Purchaser. Such Allocation shall, upon delivery to the Sellers, become part of this Agreement for all purposes. The Sellers and the Purchaser agree to report, pursuant to Section 1060 of the Code and the regulations promulgated thereunder, if and when required, the Allocation of the Purchase Price, as adjusted, in a manner entirely consistent with such Allocation in the preparation and filing of all Tax Returns (including IRS form 8594). Neither the Sellers nor the Purchaser will take any action that would call into question the bona fides of such Allocation; and neither

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

party shall take any position for Tax purposes which is inconsistent with such Allocation, unless required to do so under applicable law. The parties further agree that for U.S. federal and state Income Tax purposes they shall each treat the Transfer of the assets contemplated hereby as a purchase and sale of such assets in their entirety.

          2.9.  Revenue Adjustment

          (a) Promptly after the Closing, the Purchaser, at its sole expense and discretion, shall analyze the sales practices (the "Sales Analysis") of the Sellers in the United States with respect to the Tussionex, Zaroxolyn, Deslym and Pediapred (the "Adjustment Products") during each of the months of January through June 1996. The Sales Analysis shall be based on the relevant books and records of the Sellers and shall be for the sole purpose of identifying any Incentive Sales Practices during such period. "Incentive Sales Practices" shall mean any promotional tool that could reasonably be expected to provide an incentive to customers to purchase, or salesmen, distributors, wholesalers or promoters to sell or promote, greater quantities of the Adjustment Products. Incentive Sales Practices shall include without limitation, increased commissions to salesmen, distributors, wholesalers or promoters, the announcement of a price increase, special price discounts, changes in rebate or returns policies, extended dating and free goods.

          (b) To the extent the Sellers enjoyed increased sales of the Adjustment Products during May and June 1996 as a result of Sellers' use of Incentive Sales Practices in such months that were not used in January through April 1996, the Sellers shall pay the Purchaser an amount equal to sixty percent (60%) of the increase in sales attributable to such Incentive Sales Practices (the "1996 Sales Adjustment"). If the Sellers shall dispute the existence or amount of any proffered 1996 Sales Adjustment, the parties shall submit the dispute to arbitration in accordance with the following procedures:

                              29
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

                (i) The arbitration shall take place in New York, New York, and be conducted by the American Arbitration Association in accordance with the commercial arbitration rules thereof (the "Rules") except as modified hereby. All necessary determinations, including the arbitration decision, shall be made by an independent arbitrator (the "Arbitrator"). Within ten (10) days after delivery of a notice of arbitration, the parties shall mutually agree upon the selection of the Arbitrator, provided, however, if the parties cannot agree on such independent arbitrator within ten (10) days after delivery of a notice of arbitration, such independent arbitrator shall be selected in accordance with the Rules. The Arbitrator shall establish a schedule of discovery and hearings such that the Arbitrator's final written decision shall be issued within one hundred twenty
(120) days after selection of the Arbitrator. Each party must produce all relevant non-privileged documents requested by the other party within thirty (30) days after the request therefor. The Arbitrator's decision must be in writing and shall set forth the reasons therefor. Such decision shall be a conclusive determination of the matter and binding on the parties, shall have the effect of an arbitration award, and shall not (to the extent permitted by applicable law) be contested by any of them. Any litigation necessary to enforce any such arbitration award may be commenced in any State or Federal Court sitting or located in the County of New York, and the parties consent to the personal jurisdiction of the State of New York in connection with any such action. To the fullest extent permitted by law, the parties waive all rights to a jury trial in connection with any such action. The parties agree that service of process in any arbitration or litigation referred to above may be effected by mail or in any other manner permitted by the laws of the State of New York.

                (ii)   Each party in any arbitration and/or
litigation arising under this Section 2.9 shall bear its own expenses, except that the fees and expenses of the Arbitrator shall be borne equally by the parties.

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                           ARTICLE 3.

                          THE CLOSING

          3.1. Time and Place of Closing. The Closing shall take place on the Closing Date at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York New York 10022, or at such other place as may be mutually agreed upon by the parties hereto. The Closing, the Transfer of the Transferred Assets, the effectiveness of the documents, agreements, opinions and certificates delivered in accordance with this Agreement, and the consummation of the transactions contemplated hereby shall be deemed to occur at the Effective Time.

          3.2. Payment of Closing Consideration; Deliveries. At the Closing, (a) the Purchaser shall pay to the Sellers in accordance with Section 2.7 hereof the Closing Purchase Price and all payments required to be paid at the Closing pursuant to the License Agreement, as more specifically set forth on Schedule 3.2; (b) the Sellers shall deliver or cause to be delivered to the Purchaser such bills of sale, assignments and instruments of Transfer (including, without limitation, the Guaranty, the Deed and a bill of sale (the "Bill of Sale") and an assignment and assumption agreement (the "Assignment and Assumption Agreement"), in form and substance reasonably satisfactory to the Purchaser and its counsel, as shall be effective to vest in the Purchaser all of the Sellers' rights, title and interests in, to and under the Transferred Assets; (c) the Purchaser shall deliver to the Sellers such agreements, undertakings and other good and sufficient instruments of assumption (including, without limitation, the Assignment and Assumption Agreement), in form and substance reasonably satisfactory to the Sellers and their counsel, as shall be effective to cause the Assumed Liabilities to be binding upon the Purchaser; (d) the parties shall execute, enter into, and deliver to one another the License Agreement, the Security Agreement, the Transitional Services Agreement, the Supply Agreement and the Manufacturing Agreement, and (e) each party shall deliver to the other party such other documents,

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

instruments and certificates as may be reasonably requested by such other party or its counsel.

          3.3. Assignment of Contracts, Etc. (a) Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to Transfer any Contract, Intangible Asset or any claim or right, or any benefit arising thereunder or resulting therefrom (collectively, "Restricted Assets"), if an attempted Transfer thereof, without the consent of a third party thereto, would constitute a breach thereof or materially and adversely affect the rights of the Sellers or the Purchaser, as the case may be, thereunder. If such consent is not obtained, the Sellers will cooperate with the Purchaser without further consideration in any reasonable arrangement designed to provide for the Purchaser the benefits of or under any such Restricted Asset, including without limitation enforcement for the benefit of the Purchaser of any and all rights of the Sellers against a third party thereto arising out of the breach or cancellation thereof by such third party. Any Transfer to the Purchaser of any Restricted Asset which shall require the consent or approval of any third party for such Transfer as aforesaid shall be made subject to such consent or approval being obtained. Without limiting the generality of the foregoing, to the extent any confidentiality agreement benefitting the Business may not be assigned without a third party's consent and such consent has not been obtained, Sellers shall, from time to time after the Closing, upon request of the Purchaser, take any and all actions reasonably necessary to enforce such confidentiality agreements for the benefit of the Purchaser. To the extent that the Purchaser is provided with the benefits of any Restricted Asset pursuant to this Section 3.3(a), the Purchaser shall in due course assume, perform, pay and discharge all debts, obligations and liabilities of the Sellers with respect to such Restricted Assets to the same extent it would have had the Restricted Asset been capable of being Transferred as herein contemplated.

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

          (b) If (i) a Contract or (ii) any other asset used in the Business, is not Transferred to the Purchaser under Section
2.1 hereof because it does not "primarily" relate to the Business, the Products in the Territory, the Inactive Products in the Territory, the Licensed Assets or the Transferred Assets and such Contract or asset is material to the operation of the Business as presently conducted and is not primarily used in providing the Headquarters Services, the Sellers will cooperate with the Purchaser without further consideration, to the extent reasonably practicable, in any reasonable arrangement designed to provide for the Purchaser, the benefits of or under each portion of such Contract or other asset that does relate to the Business, the Products in the Territory, the Inactive Products in the Territory, the Licensed Assets or the Transferred Assets so long as the Purchaser agrees to bear the Liabilities reasonably related thereto; provided, however, nothing in this Section 3.3(b) shall Transfer to the Purchaser any right, title or interest in and to any Excluded Asset.

          3.4. Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered by this Agreement, or from time to time after the Closing, and without further consideration, each party hereto shall take such other actions, and execute and deliver such other documents and instruments, as any other party hereto or its counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement, including without limitation as may be necessary to Transfer, subject to the Sellers' rights pursuant to Section 10.7, the Sellers' rights to the Product Licenses and Establishment Registration included within the Transferred Assets to the Purchaser in the Territory. Without limiting the foregoing, as soon as practical after Closing, the Sellers shall or shall cause their Affiliates to use commercially reasonable efforts to Transfer, subject to the terms of this Agreement, to the Purchaser the Product Licenses, or applications therefor, which are capable of being Transferred. Such assistance shall include the delivery of such information which on the Closing Date is in the possession of the Sellers or

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

their Affiliates and the execution and delivery of letters of consent to the Transfer thereof insofar as the Sellers or their Affiliates are legally entitled to do so and letters of access to information held by any Governmental Authority in the Territory. To the extent reasonably practicable, the Sellers shall also promptly submit any information required by any Governmental Authority in the Territory for the maintenance therein of any Product Licenses included within the Transferred Assets, the Transfer thereof to the Purchaser, where practicable, or the grant of new Product Licenses in respect thereof to the Purchaser by such Governmental Authority provided that (A) the Purchaser supplies any such information in a form suitable for submission to the relevant Governmental Authority, (B) this obligation shall not require the Sellers to generate any new or additional data for submission to such body or authority, except information which relates specifically to the identity or business of the Sellers and (C) the costs incurred in connection with any such Transfer or application shall be for the account of the Purchaser. Following the Closing and in perpetuity or, if the Purchase Option under, and as defined in, the License Agreement is not exercised, the end of the Term (as defined in the License Agreement), to the fullest extent the Sellers have the ownership or other rights to do the same, the Sellers shall further permit the Purchaser to reference (and upon request shall so advise the FDA), and upon the Purchaser's request shall accord the Purchaser access to, and copies of, all data contained in, the Product Licenses for the Products and Inactive Products not Transferred to the Purchaser (including without limitation all Drug Master Files) to the extent necessary to permit the Purchaser to manufacture, market and distribute the Products in the Territory and the Inactive Products in the Territory and to obtain and maintain Approvals to market and distribute the Products in the Territory or the Inactive Products in the Territory. Sellers shall promptly advise Purchaser of any changes made in any such Product License if such change could reasonably be expected to have an impact on such Approvals of Purchaser in the Territory.

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

                           ARTICLE 4.

         REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers hereby jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing Date (except to the extent any representation or warranty relates to a specific date) as follows; provided, however, the Sellers make no representation or warranty herein with respect to any of the Inactive Products or the Pennkinetic Process, except to the extent it relates to a Product:

          4.1. Organization and Good Standing. Each of the Sellers is a company duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted. Each of the Sellers is duly qualified or licensed to do business as a foreign corporation (or other business entity, where applicable) and is in good standing in every jurisdiction in which the conduct of the Business or ownership of its properties requires it to be so licensed or qualified or in good standing except where the failure to be so qualified or licensed or in good standing could not reasonably be expected to have a Seller Material Adverse Effect. Schedule 4.1 hereto sets forth a true and complete list of all such foreign jurisdictions in which each of the Sellers is so qualified or licensed and in good standing.

          4.2. Power and Authority. Each of the Sellers has the full legal power and authority to execute and deliver this Agreement and each other Acquisition Document, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Acquisition Document by the Sellers, the performance by them of their obligations hereunder and thereunder and the consummation by them of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Sellers. This Agreement and each other Acquisition Document constitutes (or will constitute upon the execution thereof) the legal, valid and binding obligation of the Sellers, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

          4.3. Organizational Documents. The copies of the certificate of incorporation and bylaws (or equivalents thereof) of the Sellers made available by the Sellers to the Purchaser prior to the date hereof, if any, were true and complete copies of such instruments as amended and will be in full force and effect on the date thereof.

          4.4.  No Violation.  Except as set forth on
Schedule 4.4 hereto, neither the execution and delivery of this Agreement or any other Acquisition Primary Document by each Seller, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will (a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws (or equivalents thereof) of such Seller; (b) with or without the giving of notice or the lapse of time or both, violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Sellers relating to the Business under, constitute a breach of, create a Liability or loss of a material benefit under, or result in the creation or imposition of any Lien upon any of the Transferred Assets or Licensed Assets under, any Contract, other than such violations, conflicts, defaults, terminations, accelerations, breaches, Liabilities, loss of benefits or Liens which (i) could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or (ii) will be cured or for which waivers will be

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

obtained prior to or concurrently with the Closing; (c) violate or conflict with, any Law or any judgment, decree or order of any Governmental Authority to which any of the Sellers are subject or by which they or any of their assets or properties are bound, other than such violations, conflicts or noncompliance with such requirements which could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; or (d) result in the loss of any Approval necessary to or benefitting the Business other than such losses which could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

          4.5.  Financial Information; Undisclosed Liabilities.

          (a) The Sellers have previously delivered to the Purchaser the financial data, reports and statements listed on
Schedule 4.5(a) (collectively the "Financial Data"). Except as may otherwise be indicated therein or on Schedule 4.5(a) hereto, the Financial Data were compiled from the books and records of the Sellers regularly maintained by such companies in the ordinary course of their business, on the basis set forth in the notes contained in such Financial Data. To the Sellers' knowledge, the Financial Data do not include therein any information known or believed by such Sellers to be materially false or materially misleading or omit to include therein any information known to the Sellers that would be required to be included therein to make such information not materially misleading. The Sellers make no representation that the Financial Data have been prepared in accordance with GAAP or that they represent the results which may be expected from operation of the Business by the Purchaser in the future. The Financial Data are not necessarily the same as that used by the Sellers in its operation of the Business or shown by RPR in its published financial statements.

          (b) Except as may be set forth in Schedule 4.5(b) or the other Schedules to this Agreement, since December 20, 1995 none of the Sellers has incurred any Liability primarily relating

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

to the Business of a nature required by GAAP to be reflected on a corporate balance sheet or disclosed in the notes thereto, except such liabilities and obligations which (i) were incurred in the ordinary course of business and (ii) which individually or when aggregated with other similar Liabilities are not material to the Business taken as a whole.

          4.6. Absence of Certain Changes or Events. Except as set forth on Schedule 4.6 hereto or as otherwise contemplated by this Agreement:

          (a) since December 20, 1995 there has not occurred any change or event that has had or would reasonably be expected to have, individually or in the aggregate, a Seller Material
Adverse Effect; and

          (b) the Sellers have not, to the extent the following relate to the Business, (i) since December 20, 1995 mortgaged, pledged or subjected to or permitted the imposition of any Lien (other than Permitted Liens) upon any of the Transferred Assets or Licensed Assets, (ii) since December 20, 1995 entered into any material commitment or transaction (including, without limitation, any capital expenditure) except such as entail remaining Liabilities of less than $50,000 or were incurred in the ordinary course of business in a manner and amount consistent with past practice, (iii) since December 20, 1995 disposed of or permitted to lapse in the United States any rights to use any patent, trademark or copyright or other Intangible Asset, other than such dispositions or lapses which would not, individually or in the aggregate, have a Seller Material Adverse Effect,
(iv) since December 31, 1995 granted any increase in the compensation of any individual listed in Schedule 10.3(a) earning in excess of $50,000 per annum, including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment, or any increase in the compensation payable or to become payable to any such employee, except, in each case, for increases in accordance with the terms of any of the Contracts disclosed on Schedule 4.7(b) hereto or periodic salary increases

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

of not more than 10% made in the ordinary course of business, or made any payment or commitment to pay any severance or termination pay to, any individuals listed on Schedule 10.3(a),
(v) since December 20, 1995 entered into or agreed (whether in writing or otherwise) to enter into any agreement or other arrangement to take any action referred to in this
Section 4.6(b), (vi) since December 20, 1995 sold, transferred, otherwise disposed of or agreed to sell, transfer or otherwise dispose of any of the Transferred Assets or Licensed Assets (or assets that would have, but for such actions, qualified as Transferred Assets or Licensed Assets) other than in the ordinary course of business and, in the case of assets other than Inventory, involving assets with an aggregate fair market value of less than $50,000 or an aggregate book value of less than $10,000, (vii) since December 20, 1995 waived, compromised or cancelled any right, or cancelled or compromised any claim or Liability, related to the Business or any of the Transferred Assets or any of the Licensed Assets, other than in the ordinary course of business and involving assets, rights, claims or Liabilities with an aggregate fair market value of less than $50,000 or aggregate book value of less than $10,000, or (viii) since December 20, 1995, other than the provision of the Headquarters Services from locations other than the Facility and the reduction in the number of employees employed at the Facility, introduced any material change with respect to the operation of the Business, including with respect to advertising, marketing, pricing, purchasing, sales, credit, rebates, returns or discounts or (ix) except as disclosed in the Financial Data since December 20, 1995 not made any material change with respect to the accounting methods or practices prevailing during the year prior thereto.

          4.7.  Material Contracts; No Default.

          (a)   Except as set forth in a Contract listed on
Schedule 4.7(a) hereto or otherwise contemplated by this Agreement, none of the Sellers is a party to or bound by any Contract which will be binding on the Purchaser after the

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

Effective Time and which materially limits or restricts it from competing in any line of business included in the Business or expanding the nature or geographical scope of the Business.

          (b) Schedule 4.7(b) hereto sets forth a true and complete list of all Contracts (excluding completed purchase orders and purchase orders open on the date hereof involving aggregate payments of less than $50,000 and a performance period of one year or less) of the following type primarily relating to the Business, the Transferred Assets or the Licensed Assets, a true and correct copy of each of which was provided or made available to the Purchaser prior to the date hereof:

                1.     Personal Property Leases.
                2.     Service Contracts involving aggregate
                payments of more than $50,000 and which cannot be terminated without penalty on less than thirty
                (30) days notice.
                3. Confidentiality, non-disclosure or secrecy Contracts under which the Purchaser will have any Liabilities after the Closing.
                4. Government Contracts involving aggregate payments of more than $50,000 and which cannot be terminated without penalty on less than thirty
                (30) days notice.
                5. Contracts relating to the acquisition or disposition of products or businesses within the last five years under which the Purchaser will have any Liabilities after the Closing.
                6. Manufacturing Contracts under which the Purchaser will have any Liabilities after the Closing.
                7. Distribution Contracts involving aggregate payments of more than $50,000 and which cannot be terminated without penalty on less than thirty
                (30) days notice.
                8. License and royalty Contracts under which the Purchaser will have any Liabilities after the Closing.

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

                9.     Research and/or development Contracts
                involving aggregate payments of more than $50,000 and which cannot be terminated without penalty on less than thirty (30) days notice.
                10. Commission, brokerage and agency Contracts involving aggregate payments of more than $50,000 and which cannot be terminated without penalty on less than thirty (30) days notice.
                11. Oral Contracts and commitments involving aggregate payments of more than $50,000 and which cannot be terminated without penalty on less than thirty (30) days notice.
                12.    All Contracts or plans for mergers,
                consolidations or reorganizations involving the Business within the last five years under which the Purchaser will have Liabilities after the Closing.
                13.    All joint venture and partnership
                Contracts.
                14. Storage Contracts and Contracts for the production or supply by Sellers of goods or services involving aggregate payments of more than $50,000 and which cannot be terminated without penalty on less than thirty (30) days notice.
                15.    Contracts for (i) capital expenditures or
                (ii) the purchase of materials, supplies, equipment or services involving aggregate payments of more than $50,000 and which cannot be terminated without penalty on less than thirty
                (30) days notice.
                16. Advertising Contracts involving aggregate payments of more than $50,000 and which cannot be terminated without penalty on less than thirty
                (30) days notice.
                17. Contracts relating to any sale lease-back transactions under which the Purchaser will have any Liabilities after the Closing.

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

                18.    Industrial revenue bond Contracts and
                related documents under which the Purchaser will have any Liabilities after the Closing.
                19. Options Contracts relating to the purchase of any of the Transferred Assets or Licensed Assets.
                20.    Contracts in the nature of settlement
                agreements within the past five years involving aggregate payments of more than $50,000 and which cannot be terminated without penalty on less than thirty (30) days notice, if they might reasonably affect the manufacture or sale of the Products in the future.
                21. Any other Contracts involving aggregate payments of more than $100,000 and which cannot be terminated without penalty on less than 30 days notice.

          (c) Except as set forth on Schedule 4.7(c) hereto and except for defaults resulting from late performance due, or payments of amounts owed to the Sellers which, in the aggregate, do not involve Liabilities in excess of $50,000, each of the Sellers and, to the knowledge of the Sellers, each other party to each Contract (including without limitation each Personal Property Lease, the Astra Lease, the Astra Cohabitation Agreement, the Commerce Drive Lease and the Ionamin Co-Promotion Agreement dated 22 December 1992 between Fisons and Lotus Biochemical Corporation) has performed in all material respects, or is now performing in all material respects, its obligations under, and is not in default (and would not by the lapse of time or the giving of notice or both be in default) under, or in breach or violation of, nor has it received notice of any asserted claim of a default by any other party thereto under, or a breach or violation by such other party of, any of such Contracts to which such person is a party, which failure of performance, default, breach or violation could, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

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

          4.8.  Patents, Trademarks and Trade Names.   Schedule
4.8 hereto contains a true and complete list of (i) all patents, trademarks, tradenames and copyrights, if any, included in the Intangible Assets that are either registered with the U.S. Patent and Trademark Office or are not so registered but are material to the operation of the Business as presently conducted, (ii) all pending applications therefor and (iii) all licenses and other Contracts relating thereto or to the Know-How (as defined in the License Agreement) (whether as licensor or licensee) (the "Scheduled IP"). Except as set forth on Schedule 4.8 and
Schedule 4.4 hereto, no consent of any third party will be required for the use by the Purchaser of any Scheduled IP whether pursuant to the License Agreement or otherwise or the acquisition of any of the Licensed Assets pursuant to the Purchase Option (as defined in the License Agreement). Except as set forth on
Schedule 4.8 to the Sellers' knowledge, no claims are currently being asserted by any Person involving or questioning the Sellers' right to use any Scheduled IP or challenging or questioning the validity or effectiveness of any Scheduled IP; and, to the Sellers' knowledge, the use of such Scheduled IP by the Sellers does not infringe the rights of any Person nor, to the knowledge of the Sellers, is any person infringing such Scheduled IP.

          4.9. Actions. Except as set forth on Schedule 4.9 hereto, there is no Action pending or, to the knowledge of the Sellers, threatened, against any of the Sellers or any Transferred Asset or Licensed Asset, before any Governmental Authority which (a) questions or challenges the validity of this Agreement or the other Acquisition Documents or any action taken or proposed to be taken by the Sellers pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby or (b) would, if adversely determined, reasonably be expected to have a Seller Material Adverse Effect.

          4.10.  Compliance with Laws.  Except as set forth on
Schedule 4.10 hereto, (a) to the Sellers knowledge the Sellers have complied in all material respects with all Laws binding on

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

them relating to the Business or binding on the Transferred Assets or the Licensed Assets except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (b) none of the Sellers has been charged with or, to the knowledge of any of the Sellers, threatened with any charge concerning, or is under any investigation with respect to, any violation of any provision of any Law relating to the Business, the Transferred Assets or the Licensed Assets, except for such violations which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect and (c) none of the Sellers is in violation of or in default under, and to the knowledge of any of the Sellers, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any Governmental Authority relating to the Transferred Assets, the Licensed Assets or the Business, except for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; provided, however, the Sellers make no representation or warranty in clause (a) of this Section
4.10 with respect to Laws referred to in Sections 4.17, 4.20 and 4.22.

          4.11.  Taxes.

          Except as set forth on Schedule 4.11, (i) all sales, use, real estate, payroll withholding, unemployment compensation and similar Taxes have been or will be paid when due in respect of the Transferred Assets, the Licensed Assets and the Business and (ii) except for any Liens specified in clause (b) of the definition of Permitted Liens, there are no Tax Liens on any Transferred Assets or Licensed Assets.

          4.12.  Title to Property.  Except as set forth on
Schedule 4.12 hereto, the Sellers have good and marketable title to or, in the case of a Real Property Lease or Contract, a valid leasehold interest or Contract right in all of the Transferred

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

Assets, all of the Licensed Assets in the United States, and all Intangible Assets and Proprietary Information in the United
States material to the Business, free and clear of all Liens other than Permitted Liens and the Assumed Liabilities.

          4.13. Insurance; Product Liability Claims. To the knowledge of the Sellers, Schedule 4.13 hereto sets forth a true and complete list of all material insurance policies or binders currently insuring the property, assets or Liabilities of the Sellers with respect to the Business. To Sellers' knowledge,
Schedule 4.13 contains a list and description of all material product liability claims that have been made in respect of the Products over the past five (5) years.

          4.14.  Approvals.

          (a) Except as set forth on Schedule 4.14(a) hereto, and except for any filings under the HSR Act and pursuant to
Article 31-B of the New York State Tax Law, no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to the Sellers in connection with the execution or delivery by the Sellers of this Agreement and the other Acquisition Primary Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby including without limitation the Transfer of the Transferred Assets to the Purchaser, except where the failure to make, obtain or give such Approval would not have a Seller Material Adverse Effect.

          (b) The Sellers have all Approvals required for the operation of the Business and the use and ownership or leasing of the Transferred Assets and the Licensed Assets, as currently operated, used, owned or leased, except where the loss, expiration or failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. All of such Approvals are listed on Schedule 4.14(b) hereto and are valid, in full force

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

and effect and in good standing, except where the failure to be so could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, there is no Action pending or, to the knowledge of the Sellers, threatened, that disputes the validity of any such Approval or that is likely to result in the revocation, cancellation or suspension, or any adverse modification of, any such Approval.

          4.15.  Employee Benefit Plans; ERISA.   (a)  All plans
maintained or contributed to by Sellers in which Plant Employees (as defined in Section 10.3(a)) participate and which are "defined contribution plans" within the meaning of Section 3(34) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which are intended to be qualified under
Section 401(a) of the Code have received determination letters from the IRS stating that such plans are qualified with respect to all applicable provisions of Tax Law and each trust created under any such plan is exempt from Tax under Section 501(a) of the Code. Copies of all such favorable determination letters have been delivered to Purchaser.

          (b) Sellers have no Liability under any "multi-employer plan" within the meaning of Section 3(37) of ERISA which could become a Liability of the Purchaser.

          4.16. Suppliers and Customers. (a) Schedule 4.16 sets forth the sales of the Products during the period from May
1995 through May 1996 to Fisons' top twenty (20) customers.

          (b) Schedule 4.16 sets forth a list of material suppliers for the Business and the Material Sourcing Plan in respect of the period from June 1996 to May 1997.

          (c) Except as set forth on Schedule 4.16, no supplier of the Sellers listed on Schedule 4.16 has within the last twelve
(12) months cancelled or otherwise terminated, or threatened in

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

writing to cancel or otherwise terminate, its relationship with the Sellers or has within the last twelve (12) months decreased materially its services or supplies of materials to the Sellers relating to the Business, except for such cancellations, terminations, decreases or limits which could not reasonably be expected to have a Seller Material Adverse Effect.

          4.17. Environmental Matters. (a) Except as set forth on Schedule 4.17(a), (i) the Transferred Assets and operations of the Business are, and have been, in compliance with all Laws relating to the protection of the environment and/or human health and safety from environmental effects or from the generation, management, removal, remediation, emission, discharge, control, processing, use, treatment, storage, disposal, transport, release, recycling, or handling of Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") (collectively, "Environmental Laws") and with all requirements of applicable Approvals issued pursuant to Environmental Laws, except where failure to be in compliance could not individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (ii) there has been no unauthorized release, as such term is defined in CERCLA, of Hazardous Materials on, in, under, about or from any of the Real Property, and to Sellers' knowledge no condition exists on, in, under or about the Real Property that gives rise to any Liability or potential Liability under Environmental Laws or common law, which could, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (iii) to Sellers' knowledge, there has been no unauthorized release of Hazardous Materials on, in, under, about or from the Former Real Property that gives rise to any Liability or potential Liability under Environmental Laws or common law, that Seller has assumed either contractually or by operation of Law which could, individually or in the aggregate, reasonably be expected to have a Seller Material Effect, (iv) during the last five (5) years, the Sellers have not received any notice from any Governmental Authority or other Person claiming any violation of or potential Liability

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

under Environmental Laws in respect of the Business or the Transferred Assets, which could, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (v) to Sellers' knowledge, Hazardous Materials that were present or stored on the Real Property have not been disposed of, or arranged to be disposed of, in a manner or at a location that would reasonably be expected to result in Liability under any Environmental Law, and which could, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, and (vi) in connection with the Business, the Sellers have not assumed, contractually or through a merger, any Liabilities or obligations under any Environmental Law which could, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

          (b) Schedule 4.17(b) sets forth a complete and accurate list of all Approvals required under Environmental Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, discharge, emission, transport, release, recycling or handling of Hazardous Materials in connection with the operation of the Business, copies of which have been delivered to or made available to the Purchaser. Each such Approval is valid and in full force and effect. There are no pending or threatened administrative or judicial proceedings to revoke, cancel or declare such Approvals invalid in any material respect. The Sellers agree to reasonably cooperate with Purchaser to take all steps required for the Transfer and/or assignment to the Purchaser of all such Approvals.

          4.18.  Labor Matters.  (a) Except as set forth on
Schedule 4.18(a), (i) there is no unfair labor practice charge or complaint or petition for representation against the Sellers pending before the National Labor Relations Board or any other Governmental Authority and, to the best of Sellers' knowledge, none is threatened or has been threatened within the last three
(3) years; (ii) there is no proposal for collective bargaining or agreement, labor strike, dispute, request for representation, slowdown or stoppage actually pending against or affecting

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

Sellers relating to the Business and, to the best of Sellers' knowledge, none is threatened or has been threatened within the last three (3) years; and (iii) no employees employed by Sellers in connection with the Business at any time during the last three
(3) years have been represented by a labor union or governed by a collective bargaining agreement in respect of such employment.

          (b) Except as set forth on Schedule 4.18(b), there are no current written claims against the Sellers arising out of, or relating to, or alleging any violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the National Labor Relations Act, the Labor Management Relations Act, the Fair Labor Standards Act, as amended, the Immigration Reform and Control Act of 1986, the Americans with Disabilities Act, the Family Medical Leave Act, and all other Laws governing illegal discrimination, equal employment opportunity, civil rights, occupational safety and health requirements, payment of minimum wages and overtime rates and the withholding and payment of Taxes from compensation of employees.

          4.19. Personal Property. Schedule 4.19 hereto sets forth a true and complete list of all Equipment and Other Personalty (other than items or categories of items having a book value of less than $10,000 individually). Except as set forth on
Schedule 4.19 hereto, all Equipment and Other Personalty (other than items and categories of items having a book value of less than $10,000 individually) in the aggregate is in substantially good condition and repair in all material respects, normal wear and tear excepted, and is adequate for the uses to which it is being put in the ordinary course of the Business.

          4.20.  Real Property.

          (a) Set forth in Schedule 4.20(a) is a brief description of all the Owned Real Property.

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

          (b) Set forth in Schedule 4.20(b) is a brief description of all Leased Real Property and the Real Property Leases which relate thereto and all the Real Property Leases binding on Sellers which relate to any of the Owned Real Property. Except for the consents set forth on Schedule 4.20, the assignment to the Purchaser of each such Real Property Lease pursuant to the terms of this Agreement does not require the consent of the other party thereto.

          (c) Except as may be provided in the Real Property Leases and the documents, instruments and other items referred to in the title insurance commitment referred to in the definition of Permitted Liens in Section 1.1(bq) hereof or as set forth in
Schedule 4.20(c), the Sellers do not own or hold, and are not obligated under or a party to, any option, right of first refusal or other contractual right to sell, dispose of or sublease any of the Real Property or any portion thereof or interest therein. Except as provided in the Real Property Leases and the documents, instruments and other items referred to in the title insurance commitment referred to in the definition of Permitted Liens in
Section 1.1(bq) hereof or as set forth in Schedule 4.20(c), the Sellers do not own or hold, and are not obligated under or a party to, any option, right of first refusal or other contractual right to purchase or lease any other real property or any portion thereof or interest therein which would be binding on or could create a Lien upon any of the Transferred Assets or the Licensed Assets.

          (d) To Sellers' knowledge, all buildings, structures and other improvements (the "Improvements") included within the Owned Real Property, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (other than items and categories of items having a book value of less than $10,000 individually), in the aggregate, are in substantially good condition and repair in all material respects, except for normal wear and tear, and are

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

adequate for the purposes for which they are being put in the ordinary course of the Business. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property are installed and operating and are sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated, and any so-called hookup fees or other associated charges payable by Sellers have been fully paid. Except as set forth in Schedule 4.20(d), each such utility or other service is provided by a public or private utility or service company. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or improvement not included in the Real Property.

          (e) Schedule 4.20(e) sets forth each certificate of occupancy for all Improvements on the Owned Real Property. All Improvements which are not covered by the certificates of occupancy listed on Schedule 4.20(e) have been completed prior to the requirement of Law providing that any improvement to Real Property have a certificate of occupancy. Sellers have no knowledge that, and have not received any notices from any Governmental Authority stating or alleging that, any Improvements have not been constructed in compliance with Law.

          (f) Except as set forth on Schedule 4.20(f), to Sellers' knowledge, the Owned Real Property and its continued use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any Law. Except as set forth on Schedule 4.20, the continued existence, and occupancy of each Improvement, and rights to repair and/or rebuild the same to the condition existing on the date hereof following damage or destruction by fire or other casualty is not dependent on the granting of any special permit, exception, approval or variance from any Governmental Authority other than customary building permits and approvals.

          (g)   Each of the parcels included in the Owned Real
Property is assessed for real estate Tax purposes as a wholly

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

independent tax lot, separate from any adjoining land or Improvements not included in the Transferred Assets. Schedule 4.20(g) sets forth all current Tax bills for each and every such parcel and sets forth with respect to each such parcel in such year whether certiorari proceedings were instituted and, if so, whether the same are pending or have been adjudicated or settled (and if adjudicated or settled, the terms of such judgment or settlement). Except as otherwise set forth herein, the assessment of each Improvement set forth in Schedule 4.20(g) reflects the current state of completion and condition of such Improvement.

          (h) Sellers have not received any notice and have no knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

          (i) No portion of the Real Property has suffered any material damage by fire or other casualty in the three (3) years immediately preceding the date hereof which has not heretofore been completely repaired and restored to the condition necessary for Sellers properly to own and operate the Business as such portion of the Real Property is currently used.

          4.21. Broker's or Finder's Fees. None of Sellers nor any of their Affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents.

          4.22. Regulatory and Product Matters. Except as set forth on Schedule 4.22:

          (a)   The Sellers have all Product Licenses and
Establishment Registrations necessary to manufacture and market

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

the Manufactured Products in the United States. All such Product Licenses and Establishment Registrations are valid and in full force and effect. To Sellers' knowledge, no such Product License or Establishment Registration contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except where such untruth or omission could not reasonably be expected to have a Seller Materi al Adverse Effect.

          (b) The Sellers have made available to the Purchaser true, correct and complete copies of all portions of the Specifications relating to the Manufactured Products that have been requested by the Purchaser.

          (c) In the last five (5) years, none of the Sellers has received any notice from the FDA, the DEA or the United States Department of Justice (the "DOJ") that (i) any Product currently manufactured or marketed by the Sellers is an unapproved new drug or an adulterated or misbranded drug within the meaning of the Federal Food, Drug and Cosmetic Act 21 U.S.C. Sections 321, et seq., as amended and the rules and regulations promulgated thereunder ("FFDCA"), or any other similar Law, or
(ii) that any of the Products are articles which may not, pursuant to the FFDCA, be introduced into interstate commerce at the time of delivery. Such notice includes (1) correspondence from the FDA, DEA or DOJ alleging the foregoing, (2) an order or request from the FDA, DEA, DOJ that any of the Sellers cease to market any of the Products, or (3) a lawsuit by the FDA, DEA or DOJ filed against any of the Products or against any of the Sellers or any of their respective officers, directors or employees alleging any of the foregoing.

          (d)   True, correct and complete copies of all Forms
FDA 483 received by Sellers with respect to the Transferred
Assets or the Products in the last five years are attached hereto.

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

          (e) Fisons is registered with the DEA as needed to manufacture and distribute controlled substances in the Territory. To Sellers' knowledge, during the last five (5) years, Fisons has filed all required annual registration forms, all required listing forms, and all annual reports or other periodic reports with the FDA and the DEA relating to the Products. To Sellers' knowledge, during the last five (5) years Fisons has filed with the FDA and, if required, the DEA, all reports required to be filed by Sellers with respect to adverse drug experiences relating to the Products or shortages or unaccounted for amounts of controlled substances in connection with the Business.

          (f) To Sellers' knowledge, all samples for the Products comply with the applicable Product License.

          (g) Schedule 4.22 lists all product recalls or similar actions by the Sellers in respect of any of the Products within the last five (5) years.

          4.23. Transactions with Affiliates. Schedule 4.23 lists all Contracts and arrangements relating to the supply of Inventory to the Business between Sellers, on the one hand and any other Seller or Affiliate of such Seller on the other hand involving annual payments in excess of $25,000 or a remaining term after the Closing Date in excess of one year.

          4.24. Inventory. Except for Ionamin, the Inventory Transferred at Closing will be sufficient and adequate in kind and amount to permit the Purchaser to operate the Business after the Closing in the ordinary course having regard and making allowances for delivery lead times and Contracts assumed by the Purchaser hereunder.

          4.25.  Sufficiency of Assets.  Except for the Excluded
Assets and subject to the Headquarters Services, the Transferred
Assets and Licensed Assets Transferred or licensed to the Purchaser hereunder and under the License Agreement are

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

sufficient in all material respects to permit the Purchaser to manufacture the Manufactured Products and to purchase for resale in the Territory the Bought In Products in substantially the same manner as done by Sellers since December 20, 1995. No representation is made in this Section 4.25 with respect to the adequacy of any supply arrangements or with respect to any regulatory matters.


                           ARTICLE 5.

        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          Each Purchaser hereby jointly and severally represents and warrants to the Sellers as of the date hereof and as of the Closing Date (except to the extent any representation or warranty relates to a specific date) as follows:

          5.1. Organization and Good Standing. Each Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. Each Purchaser is duly qualified or licensed to do business as a foreign corporation, and is in good standing as a foreign corporation, in every jurisdiction in which the nature of the property owned, leased or operated by it or the nature of the business conducted by it requires such qualification or license, except where the failure to be so qualified or licensed or in good standing could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

          5.2. Power and Authority. Each Purchaser has the requisite corporate power and authority to execute and deliver

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

this Agreement and the other Acquisition Documents, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Acquisition Documents by each Purchaser, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of such Purchaser. This Agreement and each other Acquisition Document constitutes (or will constitute upon the execution thereof) the legal, valid and binding obligation of each Purchaser, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

          5.3. No Violation. Neither the execution and delivery of this Agreement or any of the other Acquisition Primary Documents by each Purchaser, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will
(a) contravene any provision of the memorandum and articles of association or certificate of incorporation and by-laws of such Purchaser; (b) with or without the giving of notice or the lapse of time or both, violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of such Purchaser under, constitute a breach of, create a Liability or loss of a material benefit under, or result in the creation or imposition of any Lien upon any of the properties or assets of such Purchaser under, any contract to which it is a party or by which it or any of its assets or properties are bound, other than such violations, conflicts, defaults, terminations, accelerations, breaches, Liabilities, Liens or loss of benefits which (i) could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, or (ii) will be cured or for which waivers will be obtained prior to or concurrently

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

with the Closing; (c) violate, conflict with or require any Approval under, any Law or any judgment, decree or order of any Governmental Authority to which such Purchaser is subject or by which it or any of its assets or properties are bound, other than such violations, conflicts or noncompliance with such requirements which could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect; or (d) result in the loss of any Approval, other than such losses which could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

          5.4. Actions. There is no Action pending, or, to the knowledge of the Purchaser, threatened, against the Purchaser or any of its assets, properties or rights before any Governmental Authority which (a) questions or challenges the validity of this Agreement or any of the other Acquisition Documents or any action taken or proposed to be taken by the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby or (b) would, if adversely determined, reasonably be expected to have a Purchaser Material Adverse Effect.

          5.5. Approvals. Except as contemplated by Section 8.8 hereof and except for any filings under the HSR Act and pursuant to Article 31-B of the New York State Tax Law, no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to the Purchaser in connection with the execution or delivery by it of this Agreement and the other Acquisition Primary Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby, except where the failure to make, obtain or give such Approvals could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

          5.6. Broker's or Finder's Fees. Except as provided in the Placement Agreement, neither the Purchaser nor any of its

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

Affiliates has authorized any person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement or any of the other
Acquisition Documents.

          5.7. Disclosure. The Purchaser represents and warrants that, after reasonable inquiry of its employees and agents listed on Schedule 5.7 hereto, it has no knowledge of any matter which may constitute a material breach of any representation, warranty, covenant or condition of the Sellers contained herein. The Purchaser shall immediately notify the Sellers in writing if it shall obtain knowledge of any matter which may constitute a breach of any representation, warranty, covenant or condition of the Sellers contained herein.

          5.8. Financing. Medeva has entered into the Placement Agreement and a Pound Sterling 125 million Revolving Credit Facility arranged by NatWest Capital Markets Limited dated 28 February 1996 (the "Credit Agreement") true and correct copies of which have been provided to the Sellers. Upon consummation of the transactions contemplated by the Placement Agreement Medeva shall receive net proceeds of approximately Pound Sterling 102,000,000, which together with amounts available to be borrowed under the Credit Agreement is sufficient to enable the Purchaser to consummate the transactions contemplated by this Agreement and the License Agreement. As of the date hereof the Placement Agreement and the Credit Agreement are in full force and effect and there are no facts or circumstances that could reasonably be expected to cause any condition to the Placement or the borrowings under the Credit
Agreement not to be satisfied or to otherwise adversely affect the Placement or such borrowings. As of the date hereof, the representations and warranties made by Medeva in the Placement Agreement and the Credit Agreement are true and correct in all material respects and Medeva is not in default or breach of any covenant contained in the Placement Agreement or the Credit
Agreement.

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                           ARTICLE 6.

    CERTAIN OBLIGATIONS OF THE SELLERS PRIOR TO THE CLOSING

          The Sellers hereby covenant that, except as otherwise consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed) or as otherwise contemplated by this Agreement, from and after the date hereof until the
Closing:

          6.1.  Conduct of Business.  The Sellers shall:
(i) carry on the Business, except as otherwise permitted or contemplated herein, in the ordinary course and substantially in the same manner as the Business previously has been carried on since December 20, 1995; (ii) not institute any new methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by the Sellers as of the date of this Agreement; and (iii) maintain its books and records in accordance with its past practices.

          6.2. Restricted Activities and Transactions. Except as may be required by Law, the Sellers shall not engage, or agree to engage, in any one or more of the following activities or transactions without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed):
(a) except for (i) the sale of Inventory in the ordinary course of the Business as conducted since December 20, 1995 and (ii) the Transfer of the Licensed Assets to a U.S. corporation which is a direct or wholly-owned subsidiary of one of the Sellers and which will become the Licensor under and as defined in the License Agreement, Transfer any of the Transferred Assets or Licensed Assets; (b) consummate any "acquisition proposal" (as defined in Section 6.4); (c) cause to arise or permit to exist any Lien upon any of the Transferred Assets or Licensed Assets other than Permitted Liens; (d) enter into or materially amend, (or, in the case of the Contract with Lotus Biochemical referred to below, engage in any discussions with any third party regarding the

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execution or amendment of), any material Contract relating to the
Transferred Assets, the Licensed Assets or the Business (for purposes of this Section 6.2, each Personal Property Lease, the Astra Lease, the Astra Cohabitation Agreement, the Commerce Drive Lease and the Ionamin Co-Promotion Agreement dated 22 December 1992 between Fisons and Lotus Biochemical Corporation shall be deemed to be material Contracts); (e) increase the compensation payable or to become payable to the individuals listed on Sellers' Schedule 10.3(a) who presently earn in excess of $50,000 per annum, except for increases granted in accordance with the terms of the Contracts disclosed on Schedule 4.7(b) hereto or periodic salary increases of not more than 10% made in the ordinary course of business, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, sever ance or other plan, agreement, trust, fund, policy or arrangement relating to the Business in any way which would increase or be for the benefit of, any individual listed on Sellers' Schedule 10.3(a), provided that amendments may be made as may be required to make it clear that no service of any such individual after the Closing will be counted for any purpose under any employee bene fit plan of the Sellers; (f) destroy or remove from the Facility any Books or Records; (g) layoff or fire any individual listed on Sellers' Schedule 10.3(a) without prior written notice to the Purchaser, provided, however, Sellers may remove such individuals from the Facility; (h) enter into any employment or severance agreement with any individual listed on Sellers' Schedule
10.3(a); (i) enter into any Real Property Lease or amend, renew, terminate or consent to the assignment of any presently effective Real Property Lease; (j) terminate prior to the Closing any material policies of title, liability, fire, workers' compensation, property and any other form of insurance covering the Transferred Assets, Licensed Assets or operations of the Business; (k) settle any lawsuit or claim if such settlement imposes any continuing liability or non-monetary obligation on the Business or any of the Transferred Assets or Licensed Assets;
(l) affirmatively waive any claims or rights relating to the

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Transferred Assets, the Licensed Assets or the Business,
exceeding $50,000 in any individual situation; (m) remove any item of Equipment or Other Personalty (other than Inventory, the Excluded Assets and Other Personalty with a value not in excess of $50,000 in the aggregate) from the Real Property; (n) intentionally take any action or omit to take any action that would cause the representations and warranties of the Sellers contained in Article 4 hereof to be untrue or inaccurate in any material respect; or (o) permit any of the Sellers' Affiliates to do or agree to do any of the foregoing.

          6.3. Cooperation. The Sellers shall use their reason able efforts (but without the need to incur any unreasonable or unusual fees, costs or expenses) to cause the transactions contemplated by this Agreement to be consummated, including, without limitation, (a) obtaining, making and causing to become effective all Approvals of such Governmental Authorities and other Persons as may be necessary or reasonably requested by the Purchaser in order to consummate the transactions contemplated by this Agreement, including, without limitation, under or pursuant to the HSR Act and all Contracts with respect to which the obtaining, making and causing to become effective of an Approval is necessary or advisable, and (b) giving prompt notice to the Purchaser of (i) any notice of, or other communication relating to, any default, or any event which, with the giving of notice or the lapse of time or both, would become a default, under any Contract, and (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution and delivery of this Agreement or the other Acquisition Documents or the consummation of the transactions contemplated hereby or thereby.

          6.4. No Solicitation of Transaction. Until July 3, 1996, the Sellers and their Affiliates shall not, and shall use their reasonable best efforts to cause their respective officers, directors, employees, agents or advisers not to, initiate, solicit or encourage (including by way of furnishing information), any inquiries or the making of any proposal which

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constitutes, or may reasonably be expected to lead to, any
acquisition proposal (as defined below), or agree to or endorse any acquisition proposal, or participate in any discussions or negotiations (other than to express Sellers' lack of interest in such discussions or negotiations), or provide third parties with any information, relating to any such inquiry or acquisition proposal. As used herein, "acquisition proposal" shall mean any proposal or offer, whether constituting an offer to sell or an offer to purchase, relating to (i) the acquisition from the Sellers in any manner of all or any material portion of the Transferred Assets (other than sales of Inventory in the ordinary course of business), the Licensed Assets or the Business, or any equity or other interest in all or any portion of the Transferred Assets, the Licensed Assets or the Business, or (ii) for an acquisition of all or any portion of the equity interests of, or debt interests in, the Sellers or their Affiliates, or any other extraordinary transaction involving the Sellers or their Affiliates to the extent such transaction could impede, hinder or delay the transactions contemplated hereunder; provided, however, that notwithstanding anything else contained in this Section 6.4, the Sellers may, without disclosing to the Purchaser, enter into discussions about transactions of the type described in clause
(ii) above, so long as such transactions would exclude the Transferred Assets, the Licensed Assets and the Business.

          6.5. Access to the Sellers. The Sellers shall afford Purchaser's Representatives reasonable access, upon reasonable prior notice and at such scheduled times and places during normal business hours as shall be reasonably approved by the Sellers (but without any substantial interference with the business operations of the Sellers), to all the Books and Records, and the properties, facilities and employees of the Sellers relating to the Business; provided, however, that the Sellers shall have the right to have a representative present at all such times; and provided, further, that such access shall be at the expense and risk of the Purchaser, and that the Purchaser shall indemnify and hold harmless the Sellers and their Affiliates from and against

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any Damages arising from any such Representative's negligence or misconduct during such access.

          6.6. Confidentiality. The Sellers shall, and shall cause each of their Affiliates and the Representatives of each of them (collectively, the "Seller Recipients") to, keep confidential, and not use or disclose to others, any proprietary information of or obtained from, the Purchaser, any of its Affiliates or any of the Representatives of any of them, to the extent that such proprietary information is not or does not become readily available to the public other than as a result of disclosure by Purchaser or its Affiliates or Representatives of any of them or is not required to be disclosed by applicable Law or court order. Promptly after the Closing or in the event of the termination of this Agreement without a Closing, the Sellers shall, and shall cause each of the other Seller Recipients to, promptly return to the Purchaser all, and not retain any copies of, such written, recorded, electronically formatted or encoded proprietary information acquired from the Purchaser, provided, however, that if the Purchaser does not specify and demand the return of such proprietary information within sixty (60) days of the Closing or date of termination of this Agreement, it shall be rebuttably presumed that no such information was acquired from the Purchaser. Sellers shall be responsible for any breach of this Section 6.6 by any of the Seller Recipients and agrees, at its sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain the Seller Recipients from prohibited or unauthorized disclosure or use of such proprietary information.

          6.7. Premerger Notification. The Sellers shall as promptly as reasonably practicable make all filings which are required of them under the HSR Act. The Sellers shall timely and promptly provide any additional information or documentation requested by the Federal Trade Commission (the "FTC"), the Antitrust Division of the DOJ (the "Antitrust Division") or any other Governmental Authority with similar jurisdiction in connection with a second request or otherwise. The Sellers shall

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furnish to the Purchaser such necessary information and
assistance as the Purchaser may reasonably request in connection with its preparation of necessary filings or submissions to the FTC, the Antitrust Division or any such other Governmental Authority. The Sellers shall supply the Purchaser with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Sellers or their counsel, and the FTC, the Antitrust Division or any such other Governmental Authority with respect to this Agreement and the transactions contemplated hereby, except that any portions thereof containing Proprietary Information of the Seller not related to the Business may be redacted by the Sellers.

          6.8. Disclosure Supplements. From time to time prior to the Closing, the Sellers will promptly supplement or amend the Schedules hereto by written notice of such supplement or amendment (i) with respect to any matter hereafter arising which would make any representation or warranty set forth in Article 4 inaccurate if brought down by the Sellers to the Closing without having been supplemented or amended or (ii) as necessary to correct any information in such Schedule or in any representation or warranty of the Sellers in Article 4. For purposes of determining the fulfillment of the conditions set forth in
Section 8.1 hereof the Schedules hereto shall be deemed to include only that information contained herein on the date of this Agreement and shall be deemed to exclude any information contained in any supplement or amendment thereto. However, for purposes of determining the accuracy of the representations or warranties of Seller, contained in Article 4 or the liability of the Sellers with respect thereto under Section 11.2 should the Closing occur, the Schedules hereto shall be deemed to include all information contained in any subsequent supplement or amendment thereto.

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                           ARTICLE 7.

   CERTAIN OBLIGATIONS OF THE PURCHASER PRIOR TO THE CLOSING

          The Purchaser hereby covenants that, except as otherwise consented to in writing by the Sellers (which consent shall not be unreasonably withheld or delayed), from and after the date hereof until the Closing:

          7.1. Cooperation. The Purchaser shall use its reasonable efforts (but without the need to incur any unreasonable or unusual fees, costs or expenses) to cause the transactions contemplated by this Agreement to be consummated, including, without limitation, (a) obtaining, making and causing to become effective all Approvals of such Governmental Authorities and other Persons as may be necessary or reasonably requested by the Sellers in order to consummate the transactions contemplated by this Agreement, including, without limitation, under or pursuant to the HSR Act and Article 31-B of the New York State Tax Law, and (b) giving prompt notice to the Sellers of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the execution and delivery of this Agreement or the other Acquisition Documents or the consummation of the transactions contemplated hereby.

          7.2. Confidentiality. The Purchaser shall, and shall cause each of its Affiliates and the Representatives of each of them (collectively, the "Purchaser Recipients") to, keep confidential, and not use or disclose to others, any Proprietary Information of or obtained from the Sellers, any of their Affiliates or any of the Representatives of any of them, to the extent that such Proprietary Information is not or does not become readily available to the public other than as a result of disclosure by Sellers or their Affiliates or the Representatives of any of them or is not required to be disclosed by applicable Law or court order; provided that the Purchaser's Representatives may include any underwriter or other financial institutions that

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participate, or which have been solicited to participate, in the financing of the transactions contemplated by this Agreement. Except as provided by Section 10.2 below, promptly after the Closing or in the event of the termination of this Agreement without a Closing, the Purchaser shall, and shall cause each of the other Purchaser Recipients to, promptly return to the Sellers all, and not retain any copies of, such written, recorded or encoded Proprietary Information. Purchaser shall be responsible for any breach of this Section 7.2 by any of the Purchaser Recipients and agrees, at its sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain the Purchaser Recipients from prohibited or unauthorized disclosure or use of such Proprietary Information.

          7.3. Premerger Notification. The Purchaser shall as promptly as reasonably practicable make all filings which are required of it under the HSR Act. Purchaser shall timely and promptly provide any additional information or documentation requested by the FTC, the Antitrust Division or any other Governmental Authority with similar jurisdiction in connection with a second request or otherwise. The Purchaser shall furnish to the Sellers such necessary information and assistance as the Sellers may reasonably request in connection with its preparation of necessary filings or submissions to the FTC, the Antitrust Division or any such other Governmental Authority. The Purchaser shall supply the Sellers with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Purchaser or its counsel, and the FTC, the Antitrust Division or any such other Governmental Authority with respect to this Agreement and the transactions contemplated hereby except that any portions thereof containing Proprietary Information of the Purchaser not related to the Business may be redacted by the Purchaser.

          7.4.  Shareholder Circular; Shareholder Approvals; Etc.
As promptly as reasonably practicable following execution of this Agreement, the Purchaser shall prepare a shareholder circular

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(the "Shareholder Circular") for the purpose of obtaining the
Approvals referred to in Section 8.8 hereof. The Purchaser, acting through its Board of Directors, shall, in accordance with Law and its memorandum and articles of association (a) promptly and duly call, give notice of, convene and hold as soon as reasonably practicable following the date hereof a meeting of its shareholders for the purpose of voting to approve the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents, including the Placement, (b) recommend approval of the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents, including the Placement and shall include in the Shareholder Circular such recommendation, and (c) use its commercially reasonable efforts to cause the Placing Agreement to become unconditional in accordance with its terms.

          7.5. Financing. Medeva will use its reasonable best efforts to cause the transactions contemplated by the Placement Agreement and the borrowings under the Credit Agreement and the borrowings under the Credit Agreement to be consummated, including without limitation taking all such actions as are reasonably necessary to cause the provisions of the Credit Agreement, the Placement Agreement and the Placement to be carried out and given full force and effect. Medeva shall not intentionally take any action or omit to take any action that would cause any of the representations, warranties or undertakings set forth in the Credit Agreement or the Placement Agreement to become untrue, inaccurate or misleading in any material respect. Medeva will not agree to extend the Offer Closing Date (as defined in the Placement Agreement) without the prior written consent of Sellers. Medeva will promptly provide to Sellers copies of all notices sent to its lenders under the Credit Agreement or to Lazard or received from its lenders under the Credit Agreement or Lazard in connection with the borrowings under the Credit Agreement, the Placement, the Placement Agreement or the Credit Agreement.

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                           ARTICLE 8.

                  CONDITIONS PRECEDENT TO THE
                  OBLIGATIONS OF THE PURCHASER

          The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived (subject to Law) by the Purchaser at or prior to the Closing:

          8.1. Representations and Warranties True. The representations and warranties of the Sellers contained in this Agreement or in any of the other Acquisition Primary Documents shall have been true and correct in all material respects when made and in addition shall be true and correct in all material respects at and as of the Closing and with the same effect as though made at and as of the Closing (except as otherwise contemplated by this Agreement).

          8.2. Performance. The Sellers shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement or any of the other Acquisition Primary Documents to be performed or complied with by them at or prior to the Closing.

          8.3. Title Insurance. The Purchaser shall have received an ALTA 1992 Owner's Title Insurance Policy (or policies) issued by Chicago Title Insurance Company (or other title insurers reasonably acceptable to the Purchaser) in the amount(s) allocated to the Owned Real Estate in Schedule 2.8 showing that the Purchaser has good and marketable title to all of such Owned Real Property, subject only to such Liens as are set forth in the title commitment issued by Chicago Title Insurance Company with respect to the Facility, dated April 9, 1996 or shown on the ALTA survey of the Facility dated May 18, 1996 prepared for the Purchaser by RU-SH GPS Consultants and Land Surveyors, together with all such endorsements to such title

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insurance policy (or policies) as the Purchaser may reasonably request, it being agreed that the cost of such title insurance policy (or policies) and endorsements and such survey shall be borne by the Purchaser.

          8.4. No Material Adverse Change. No change or event that has had or could reasonably be expected to have, individually or in the aggregate with other changes or events, a Seller Material Adverse Effect shall have occurred since the date of this Agreement.

          8.5.  Approvals.  All Approvals set forth on Schedule
8.5 shall have been obtained or made on terms reasonably satisfactory to the Purchaser and shall be in full force and effect.

          8.6. Deliveries. The Sellers shall have tendered to the Purchaser, at or prior to the Closing, and against the deliveries referred to in Section 9.4, the following:

          (a) the executed Acquisition Primary Documents and other documents and agreements referred to in Section 3.2 hereof;

          (b) resolutions, certified as of the Closing Date by the Secretary or Assistant Secretary of each Seller, adopted by its Board of Directors, and all other necessary corporate action similarly certified, authorizing the execution and delivery by such Seller of this Agreement and the other Acquisition Documents, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby;

          (c)   such certificates of the President or Vice
President of each Seller to evidence compliance with the conditions set forth in Sections 8.1, 8.2 and 8.7 hereof, and any other certificates to evidence compliance with the conditions set forth in this Article 8 as may be reasonably requested by the Purchaser or its counsel;

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          (d)   the opinions of Richard B. Young, Vice President,
Deputy General Counsel and Secretary of RPR; Skadden, Arps,
Slate, Meagher & Flom, New York; Skadden, Arps, Meagher & Flom,
London; and Nauta Dutilh substantially in the forms of Exhibit E hereto.

          (e) executed and completed transfer Tax returns with respect to all Owned Real Property;

          (f) a statement of No Tax Due or a Tentative Assessment and Return issued by the New York State Department of Taxation and Finance or other appropriate Governmental Authority with respect to each parcel of Owned Real Property located in the State of New York, the value of which is in excess of $500,000;

          (g)   certifications from each of the Sellers which own
Real Property that they are not foreign corporations, foreign partnerships, foreign trusts or foreign estates (as such terms are defined in the Code);

          (h) estoppel certificates from the lessors or the lessees, as the case may be, with respect to all of the Real Property Leases for the Leased Property in a form reasonably acceptable to the Purchaser, it being agreed that the estoppel certificate from Astra with respect to the Astra Lease and the Cohabitation Agreement and from the lessor under the Commerce Avenue Lease with respect thereto shall include, inter alia, the representations required to be given by such parties under such agreements, it being further agreed that the Sellers shall request that such parties include the representations set forth in Schedule 8.6 hereof in such estoppel certificates; provided, however, that if Astra will not make all the representations set forth on Schedule 8.6 then, in lieu of an estoppel certificate from Astra with respect to such representations, (i) the Sellers shall have delivered to the Purchaser a certificate representing and warranting that the representations not so made by Astra are true and correct in all material respects at the Effective Time

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and (ii) the provisions of Section 11.2(b) (but not Section 11.8)
shall then automatically apply thereto;

          (i) copies of the valid certificates of occupancy listed on Schedule 4.20(e);

          (j)   [Intentionally omitted]

          (k) assignment instruments in a form reasonably satisfactory to Purchaser with respect to all Real Property
Leases; and

          (l)   a written notice to the tenant under the Astra
Lease advising such tenant that the Facility has been purchased by Purchaser and that all future rents and notices shall thereafter be sent to Purchaser as set forth in such notice.

          8.7. Absence of Litigation. There shall be no Action pending or threatened in writing before any court or other Governmental Authority which seeks to (a) invalidate or set aside, in whole or in part, this Agreement or any of the other Acquisition Documents, (b) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or thereby or (c) obtain substantial Damages in connection therewith or the Business.

          8.8. Shareholder Approval, Etc. (a) Medeva shall have received all requisite shareholder approvals solicited with respect to the consummation of the transactions contemplated by this Agreement and the other Acquisition Documents, including without limitation the placing and open offer (the "Placement") by Medeva with respect to not more than Pound Sterling 125 million worth of Medeva's ordinary shares (the "Ordinary Shares") pursuant to a Placing and Open Offer Agreement between Medeva and Lazard
Brothers & Co., Limited (the "Placing Agreement").

          (b)   The Placing Agreement shall have become
unconditional in accordance with its terms.

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          (c)   The Ordinary Shares shall be admitted to the
Official List on the London Stock Exchange.


                           ARTICLE 9.

                    CONDITIONS PRECEDENT TO
                 THE OBLIGATIONS OF THE SELLERS

          The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived (subject to Law) by the Sellers at or prior to the Closing:

          9.1. Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement or in any of the other Acquisition Primary Documents shall be true and correct in all material respects when made and in addition shall be true and correct in all material respects at and as of the Closing with the same effect as though made at and as of the Closing (except as otherwise contemplated by this Agreement).

          9.2. Performance. The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the other Acquisition Primary Documents to be performed or complied with by it at or prior to the Closing.

          9.3.  Approvals.  All consents, approvals,
authorizations and filings set forth on Schedule 9.3 shall have been obtained on terms reasonably satisfactory to the Sellers and shall be in full force and effect.

          9.4. Deliveries. The Purchaser shall have tendered to the Sellers, at or prior to the Closing, and against the deliveries referred to in Section 8.6, the following:

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          (a)   in accordance with Sections 2.5 and 3.2 hereof,
the Closing Purchase Price and the amounts payable in respect of the License Agreement as therein provided;

          (b) the executed Acquisition Primary Documents and other documents and agreements referred to in Section 3.2 hereof;

          (c) resolutions, certified as of the Closing Date by the Secretary or Assistant Secretary of each Purchaser, adopted by its Board of Directors and approved by the requisite numbers of such Purchaser's outstanding shares of capital stock (if required), authorizing the execution and delivery by such Purchaser of this Agreement and the other Acquisition Documents, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby;

          (d) such certificates of the President or Vice President of each Purchaser to evidence compliance with the conditions set forth in Sections 9.1, 9.2 and 9.5 hereof and any other certificates to evidence compliance with the conditions set forth in this Article 9 as may be reasonably requested by the Sellers or their counsel;

          (e) the opinions of Richards & O'Neil, LLP, counsel to the Purchaser, and Mark G. Hardy, Company Secretary of Medeva dated the Closing Date and addressed to the Sellers, substantially covering the representations set forth in Sections 5.1 - 5.3 in a manner reasonably satisfactory to the Sellers;

          (f) a guaranty executed by Medeva in favor of the Sellers with respect to each Acquisition Primary Document (other than the Bill of Sale and the Deed) to which Medeva is not a party, such guaranty to have substantially the same terms and provisions as the Guaranty;

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          (g)   such other documents or certificates as shall be
reasonably requested by the Sellers or their counsel;

          (h) executed and completed transfer tax returns with respect to all Owned Real Property to the extent required to be executed and completed by the Purchaser; and

          (i) assumption instruments reasonably satisfactory to Sellers with respect to all Real Property Leases (it being agreed, however, that the assumption instruments with respect to the Astra Lease and Cohabitation Agreement shall be delivered to the Sellers 15 days prior to the Closing Date, but will become effective only at and as of the Effective Time).

          9.5. Absence of Litigation. There shall be no Action pending or threatened in writing before any court or other Governmental Authority which seeks to (a) invalidate or set aside, in whole or in part, this Agreement or any of the other Acquisition Documents, (b) restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or thereby or (c) obtain substantial Damages in connection therewith.


                          ARTICLE 10.

              ADDITIONAL COVENANTS AND AGREEMENTS

          10.1.  Books and Records; Access.       (a)  Promptly
but in no event more than thirty (30) days after the Closing Date, Representatives of the Purchaser and the Sellers shall jointly separate all books and records in their or their Affiliates' control with the aim of delivering all Books and Records to the custody of the Purchaser and all other books and records existing on the Closing Date to the custody of the Sellers. If any books and records relate to the Business, the Inactive Products in the Territory or the Products in the Territory, the Transferred Assets, the Licensed Assets or the Assumed Liabilities are not Transferred to the Purchaser under

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Section 2.1(i) hereof because they do not "primarily" relate the
Business, the Inactive Products in the Territory or the Products in the Territory, the Transferred Assets, the Licensed Assets or the Assumed Liabilities, the Sellers will provide the Purchaser with a copy of the portions thereof that relate to the Business, the Inactive Products in the Territory or the Products in the Territory, the Transferred Assets, the Licensed Assets or the Assumed Liabilities and that are specifically identified by the Purchaser. Such copies will be provided promptly after a request for a copy thereof is made by the Purchaser to the Sellers in writing.

          (b) Unless otherwise consented to in writing by the Sellers, for a period of seven (7) years after the Closing Date, the Purchaser shall not destroy or otherwise dispose of any original Books and Records in its possession on the Closing Date without first offering to surrender such Books and Records to the Sellers, and shall maintain such Books and Records in good condition in a reasonably accessible location. Upon reasonable prior notice, the Purchaser shall afford the Representatives of the Sellers reasonable access during normal business hours to examine and copy such Books and Records for any commercially reasonable purpose.

          (c) Unless otherwise consented to in writing by the Purchaser, for a period of seven (7) years after the Closing Date, the Sellers shall not destroy or otherwise dispose of any Books and Records in their possession without first offering to surrender such Books and Records to the Purchaser, and shall maintain such Books and Records in good condition in a reasonably accessible location. Upon reasonable prior notice, the Sellers shall afford the Representatives of the Purchaser reasonable access during normal business hours to examine and copy such Books and Records for any commercially reasonable purpose.

          10.2. Confidentiality. From and after the Closing, the provisions of Sections 6.6 and 7.2 shall continue in effect,

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provided that the Purchaser shall not be restricted with respect to any Proprietary Information relating to the Transferred Assets, the Licensed Assets or the Business and the Sellers shall be restricted with respect to such Proprietary Information as if it had originally been the property of, and been acquired by the Sellers from, the Purchaser (except that the Purchaser's failure to specify and demand the return of such information after the Closing shall not be required to avoid the rebuttable presumption that would otherwise arise with respect thereto under Section 6.6); provided, further, that upon the earlier of termination or expiration of the License Agreement and in the event the Purchaser does not exercise the Purchase Option, the Purchaser shall be restricted with respect to any Proprietary Information relating to the Licensed Assets and the Sellers shall cease to be so restricted.

          10.3.  Employment and Employee Benefits

          (a) Purchaser shall offer employment in a comparable position to substantially all, but at least 187 of the individuals who are listed on Sellers' Schedule 10.3(a) and are actively employed and actually working on a full time schedule (or on accrued vacation) at the Facility for the ten (10) weeks immediately preceding the Closing Date ("Plant Employees"); provided that Purchaser shall not offer employment to the individuals listed on Sellers' Schedule 10.3(b) without Sellers' prior written consent. For purposes of this Section 10.3(a) "comparable position" shall mean a position (i) having duties which are substantially similar in the aggregate to the duties associated with the position held by the applicable person immediately prior to the Closing and (ii) which provides a base salary at least equal to that paid to the individual immediately prior to the Closing; provided, however, the Purchaser shall not be bound by clause (ii) above in respect of not more than five of the people listed on Schedule 10.3(a) if it shall determine that such individuals are being paid more than is justified for the duties performed, so long as such individuals are offered a salary commensurate with the duties performed. Further,

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Purchaser shall provide compensation, benefits and other terms and conditions of employment to the Plant Employees who accept Purchaser's offer, which, in the aggregate, are no less favorable than the compensation, benefits and other terms and conditions of employment provided from time to time to other similarly situated employees of Medeva's U.S. subsidiaries. Subject to compliance with the foregoing, Purchaser reserves the right to establish, amend, modify or terminate any terms or conditions of employment for such employees.

          (b) From and after the Closing, Sellers shall be responsible for COBRA benefits for Plant Employees who are either not offered or do not accept Purchaser's offer of employment, in accordance with the terms and conditions of Sellers' health insurance plans.

          (c)   From and after the Closing, subject to
Purchaser's compliance with Section 10.3(a), Sellers shall be responsible for the payment of severance benefits, if any shall become payable, under and in accordance with the terms and conditions of the Fisons Corporation Severance Pay Plan or any other applicable plan of Sellers.

          (d) Purchaser shall cooperate with Sellers and provide Sellers reasonable access to the Plant Employees who accept Purchaser's offer of employment in defending any employment related claims brought against Sellers by any personnel who were employed at the Facility at any time prior to the Closing. The employment records of Plant Employees who accept Purchaser's offer of employment will also be made available to Sellers to the extent legally permissible, in defending any employment related claims brought against Sellers by such employees.

          (e) Sellers represent that the accounts of all Plant Employees under Sellers' defined contribution plans shall be fully vested on the Closing Date. To the extent permitted by applicable Law and the existing terms of the relevant plans, with

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respect to each Plant Employee who accepts Purchaser's offer of employment, Sellers shall, at the option of each such Plant Employee, transfer the account(s) of such Plant Employee under Sellers' tax-qualified defined contribution plan(s) to Purchaser's tax-qualified defined contribution plan, in accordance with Section 401(a)(31) of the Code. The accounts of any such Plant Employee shall be adjusted for investment experience according to the terms of the applicable plan.

          10.4. Specific Performance; Injunctive Relief. Each of the parties hereto acknowledges, understands and agrees that any breach or threatened breach by it, any of its Affiliates or any of the Representatives of any of them (as applicable) of Sec tions 6.6, 7.2, 10.1, 10.2 or 10.5 hereof will cause irreparable injury to the other party and that money damages will not provide an adequate remedy therefor. Accordingly, in the event of any such breach or threatened breach, the non-breaching party shall have the right and remedy (in addition to any other rights or remedies available at law or in equity) to have the provisions of such Sections specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction.

          10.5.  Noncompetition; Nonsolicitation.

          (a) The Purchaser agrees that for the five year period from January 1, 2001 until December 31, 2005 it will not, and will cause each Affiliate thereof, not to, directly or indirectly, (i) engage in a Competitive Business, anywhere in the world; or (ii) acquire an interest in any Person engaged in a Competitive Business, anywhere in the world directly or indi rectly, as a proprietor, partner, stockholder, officer, director, principal, agent, trustee, consultant or in any other relation ship or capacity.

          For purposes of this Agreement, the term "Competitive
Business" shall mean the business of producing, supplying,

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marketing, distributing or selling, directly or indirectly, any products utilizing the Pennkinetic Process.

          The covenant set forth in this Section 10.5(a) shall become effective if, and only if, (i) the Purchaser does not exercise the Purchase Option in accordance with Article 8 of the License Agreement or (ii) the License Agreement is earlier terminated in accordance with the terms thereof. In the event the Purchaser does exercise the Purchase Option, such covenant shall be of no force and effect and shall automatically be null and void.

          (b) The Sellers agree that for the period from the Effective Time until the earlier of the expiration of the Term (as defined in the License Agreement) and January 1, 2001 the Sellers will not, and will cause each of their Affiliates, not to, directly or indirectly, (i) engage in a Competitive Business, anywhere in the Territory; or (ii) acquire an interest in any Person engaged in a Competitive Business, anywhere in the Territory directly or indirectly, as a proprietor, partner, stockholder, officer, director, principal, agent, trustee, consultant or in any other relationship or capacity.

          (c) For a period of two (2) years from and after the date hereof, the Purchaser shall not, and shall cause each of its Affiliates not to, directly or indirectly on behalf of or through any Person solicit for employment, employ or otherwise engage any person who is as of the date hereof an employee of the Sellers and their Affiliates; provided, however, that (i) the Purchaser may nonetheless respond to unsolicited applications for employment from individuals it would be prohibited from soliciting pursuant to this Section 10.5(c) and employ or otherwise engage such persons and (ii) Purchaser may solicit for employment, employ or otherwise engage any Person who is on the date hereof an employee at the Facility other than those individuals listed on Schedule 10.3(b).

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          (d)   The Purchaser and the Sellers agree that the
periods of time and the scope applicable to the covenants of this
Section 10.5 are reasonable. However, if such period or scope should be adjudged unreasonable in any judicial or other dispute resolution proceeding, then the parties request that the period of time or scope be reduced by the extent deemed unreasonable, so that these covenants may be enforced for the maximum period and broadest scope as are adjudged to be reasonable.

          10.6. Use of Fisons Name; NDC Licenses. (a) The Sellers hereby grant to the Purchaser effective immediately after the Closing, the royalty-free nontransferable right and non-exclusive license to use for a reasonable time (not to exceed six
(6) months after the Closing Date) the corporate names, service mark or logo of any of the Sellers or any Affiliate of the Sellers (the "Marks") in the same manner as they are presently used on all Labelling for the Products, in the ordinary course of the Business. The Purchaser agrees that the nature and quality of any Products sold under such Marks shall conform substantially to the Sellers' past practices, standards and specifications. If the Sellers at any time during the Purchaser's use of such materials reasonably determine that the requirements of the fore going provision have not been complied in all material respects, Seller shall have the right to terminate the right and license granted under this Section 10.6 by giving written notice of such breach to the Purchaser and the opportunity for 30 days to cure such breach. In addition, the Purchaser shall indemnify and hold the Sellers harmless for any Damages to the Sellers arising from the right and license granted hereunder.

          (b) Following the Closing the Purchaser will use commercially reasonable efforts to develop and have approved, if necessary, its own Labelling so as to eliminate its use of the Marks, to change the manufacturer code in the NDC numbers for the Products to a Purchaser NDC number, and to remove the Sellers' NDC numbers from all Product Labelling as promptly as possible and in any event within six (6) months.

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          10.7.  Reconveyance of Intangible Assets.  Following
expiration or termination of the License Agreement and if the Purchaser does not exercise the Purchase Option, the Purchaser agrees to sell, convey, assign and deliver to the Sellers for no additional consideration, any Books and Records, Proprietary Information, Intangible Assets (including the physical embodiments thereof) or Contracts necessary for the manufacture and sale of the Products and Inactive Products held by the Pur chaser or any Affiliates of the Purchaser so long as the Sellers assume all the Liabilities under such Contracts from and after the Transfer date. In the event the Purchaser Transfers any of such Books and Records, Proprietary Information, Intangible Assets or Contracts after the Closing, such Transfer shall be sub ject to this Section 10.7. The Purchaser shall take such actions and execute and deliver such documents and instruments as the Sellers may reasonably request to effectuate the provisions of this Section 10.7.

          10.8. Expenses. (a) In the event that at the shareholder meeting contemplated by Section 7.4 hereof the shareholders of Medeva shall fail to approve the transactions contemplated by this Agreement and the other Acquisition Documents as envisioned by Section 8.8(a), then within five (5) calendar days of the Sellers' demand therefor, the Purchaser shall pay the Sellers $3 million as provided in Section 2.7.

          (b) In the event the Closing Date does not occur by July 2, 1996 because of the failure of either of the conditions specified in Section 8.8(b)-(c), the Purchaser shall become obligated to pay the Sellers $100,000 for each day after July 2, 1996 through and including the earlier to occur of the Closing Date and July 22, 1996. If the Closing Date shall not occur by July 22, 1996, then in addition to the amounts payable pursuant to the preceding sentence, the Purchaser shall become obligated to pay the Sellers a further $1 million. If the Closing Date occurs after July 2, 1996 and on or prior to July 22, 1996, then the payments owing pursuant to the preceding two sentences shall be satisfied by increasing the Closing Purchase Price by such

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amount.  If the Closing does not occur by July 22, 1996, then the
$3 million owing pursuant to this Section 10.8 shall be paid on July 22, 1996. If the Closing Date shall occur after July 22, 1996, said $3 million will be treated for all purposes hereof as an increase in the Purchase Price. Any monies payable pursuant to this Section 10.8 shall be paid as provided in Section 2.7.

          10.9. Access. (a) Following the Closing, upon reasonable prior notice, the Purchaser shall afford the Representatives of the Sellers reasonable access to the Real Property during normal business hours to remove therefrom any Excluded Assets not theretofore removed.

          (b) Following the Closing and in perpetuity the Purchaser shall permit Sellers to reference (and upon request shall so advise the FDA), and upon Sellers' request shall accord Sellers access to, and copies of, all data contained in, the Product Licenses and any Inactive Product Licenses to the extent Transferred and necessary to permit Sellers to market and distribute the Products outside the Territory and Inactive Products outside the Territory and to obtain and maintain Approvals to market and distribute the Products or Inactive Products outside the Territory. Purchaser shall promptly advise Sellers of any changes made in any Product License, Product, Inactive Product License or Inactive Product that could reasonably be expected to have an impact on such Approvals of Sellers outside the Territory.


                          ARTICLE 11.

                   SURVIVAL; INDEMNIFICATION

          11.1.  Survival.  The covenants, agreements,
representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery of this Agreement, any due diligence investigation made by any party in respect of the transactions contemplated hereby and the Closing

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as follows:  (a) the covenants and agreements contained herein shall survive until performed or for such shorter period as provided herein with respect thereto; and (b) the representations and warranties contained in Articles 4 amd 5 of this Agreement shall survive until the close of business on the 540th day after the Closing Date. No Action for indemnification pursuant to this
Article 11 may be brought after the applicable expiration date, provided that, if prior to such date one party hereto has notified, in writing, another party hereto of a claim for indemnity hereunder (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance herewith.

          11.2. Indemnification by the Sellers. From and after the Effective Time, the Sellers and their successors and assigns shall jointly and severally indemnify and hold harmless and defend the Purchaser and its Affiliates, successors and permitted assigns, from and against any and all Damages incurred thereby or caused thereto based on, arising out of, resulting from, or relating to:

          (a) any Excluded Liability including the Sellers' failure to pay or satisfy any such Excluded Liability;

          (b) the material breach of a representation and warranty of the Sellers contained herein or in any other
Acquisition Primary Document;

          (c) the material breach of any covenant or agreement of the Sellers contained herein or in any other Acquisition
Primary Document;

          (d) any Liability for the Purchaser's failure to withhold from any payments made to the Sellers hereunder or under the License Agreement;

          (e) any Liability to pay to vendors, contractors and other providers of goods or services any amounts due after the

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Effective Time with respect to Liabilities incurred on or before the Effective Time under Contracts assumed by the Purchaser from the Sellers which amounts payable are in the nature of the payment of a retention that had been held by the Sellers to assure adequate completion of such Contracts;

          (f) the Sellers' failure to pay or discharge in full any Permitted Lien of the type described in clauses (a) or (b) of the definition of Permitted Liens attaching to the Transferred Assets or Licensed Assets as a result of acts or omissions by Sellers or their Affiliates prior to the Effective Time;

          (g) the failure of the Sellers to have paid in full any fees payable to the FDA for periods ending prior to the Effective Time; and

          (h) the failure of the Sellers to comply with WARN, if required, prior to the Effective Time.

          11.3.  Indemnification by the Sellers for Product
Recalls.

          (a) Notwithstanding the indemnification provisions set forth in Section 11.2 above, the Sellers and their successors and assigns shall jointly and severally indemnify and hold harmless the Purchaser and its Affiliates, successors and assigns, as follows:

                (i) If within 540 days from the Closing Date, the FDA enjoins the sale of, seizes or orders or otherwise requires in writing under threat of seizure or injunction, the recall or withdrawal of any one or all of Delsym, Tussionex, Ionamin, Pediapred or Zaroxolyn (collectively, the "Primary Products") so as to prevent, for more than thirty (30) days, the continuation of the sale of such Primary Product (a "Product Recall") because of non-compliance with regulations attributable to acts or omissions of Sellers prior to Closing, the Sellers shall reimburse the Purchaser on the basis set forth in Section

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11.3(c) below for the Purchaser's Lost Operating Profit arising as a result of such Product Recall; and

                (ii) Notwithstanding anything herein to the contrary, Sellers shall not have any liability for the Purchaser's Lost Operating Profit until the aggregate of such Lost Operating Profit in respect of all Product Recalls exceeds $10 million (the "Special Indemnification Deductible") in which event the Sellers shall be liable pursuant to this Section 11.3 only in respect of Lost Operating Profit in excess of the Special Indemnification Deductible and in no event shall Sellers' liability to make indemnification payments under this Section
11.3 exceed an aggregate of $100 million (the "Special Indemnification Limit"). The indemnification obligations set forth in this Section 11.3 shall be satisfied through a refund from the aggregate prepaid amounts as set forth in Schedule 3.2 to the extent such amounts have not previously been refunded to the Purchaser pursuant to Sections 3.2(a) or 8.2 of the License Agreement. Any such refund to satisfy an indemnification obligation hereunder shall be applied pro rata among such prepaid amounts not previously refunded and shall be paid as provided in
Section 11.5(b). Any amounts refunded to the Purchaser, pursuant to Sections 3.2(a) or 8.2 of the License Agreement, shall to the extent of such refund reduce the Sellers' liability under this
Section 11.3.

          (b) The Purchaser shall use commercially reasonable efforts to manage and resolve all regulatory issues in respect of the Primary Products in order to mitigate any risks of regulatory actions by the FDA. In the event of a Product Recall, the Purchaser will use its commercially reasonable efforts to mitigate any Damages or Lost Operating Profit arising therefrom.

          (c)   In the event of a Product Recall, and subject to
Section 11.3(a) above, the Sellers shall reimburse the Purchaser as follows:

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                (i)    Seventy percent (70%) of the Purchaser's
Lost Operating Profit, if the Product Recall occurs during the first six (6) months following the Closing Date;

                (ii)   Sixty percent (60%) of the Purchaser's
Lost Operating Profit, if the Product Recall occurs during the period from six (6) to nine (9) months following the Closing
Date;

                (iii)  Fifty percent (50%) of the Purchaser's
Lost Operating Profit, if the Product Recall occurs during the period from nine (9) to twelve (12) months following the Closing
Date; and

                (iv)   Forty percent (40%) of the Purchaser's
Lost Operating Profit, if the Product Recall occurs during the period from twelve (12) to eighteen (18) months following the Closing Date.

          11.4.  Indemnification by the Purchaser.     From and
after the Effective Time, the Purchaser and its successors and assigns shall indemnify, hold harmless and defend the Sellers and their Affiliates, successors and assigns, and the Representatives of each of them, from and against any and all Damages incurred thereby or caused thereto based on, arising out of, resulting from, or relating to:

          (a) any Assumed Liability including the Purchaser's failure to pay or satisfy any such Liability;

          (b) the material breach of a representation and warranty of the Purchaser contained herein or in any other
Acquisition Primary Document;

          (c) the material breach of any covenant or agreement of the Purchaser contained herein or in any other Acquisition
Primary Document except, however, where the License Agreement

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provides an exclusive remedy is to be applied in the event of a specified breach;

          (d) any Liability arising from the Purchaser's opera tion of, or any act or omission of the Purchaser occurring in respect of, the Business or the Transferred Assets after the Effective Time;

          (e) any Liability for expenses incurred by Purchaser in connection with or resulting from or attributable to the transactions contemplated by this Agreement;

          (f) any Liability for any investment banking, brokerage, or similar charge or commission payable or incurred by the Purchaser in connection with this Agreement or the transactions contemplated hereby; and

          (g) the failure of the Purchaser to comply with WARN, if required, prior to the Effective Time.

          11.5.  Notice and Payment of Claims.

          (a)   The Indemnified Party shall notify the
Indemnifying Party within a reasonable period of time after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnified Party shall have determined have given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder, provided, however, that the right of the Indemnified Party to indemnification shall be reduced in the event of its failure to give timely notice only to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall be given reasonable access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim.

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          (b)   Any Liability for indemnification under this
Article 11 shall be paid by the Indemnifying Party within fifteen
(15) business days of a request therefor in immediately available funds in U.S. dollars after such Liability shall have been finally determined. The Liability for Damages hereunder shall be deemed to be "finally determined" for purposes of this Article 11 when the parties to such Action have so determined by mutual agreement or, if disputed, when a final non-appealable order of a Governmental Authority having competent jurisdiction shall have been entered.

          11.6.  Matters Involving Third Parties.

          (a) If any third party shall commence an Action against any Indemnified Party with respect to any matter which may give rise to a claim for indemnification against any Indemnifying Party under Sections 11.2 and 11.4 hereof (a "Third Party Claim") , the Indemnified Party shall notify the Indemnifying Party thereof in writing as soon as practicable, but in no event more than ten (10) days after the Indemnified Party shall have been served, provided, however, that the right of the Indemnified Party to indemnification shall be reduced in the event of its failure to give timely notice only to the extent the Indemnifying Party is prejudiced thereby.

          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel and other Representatives of its choice so long as (i) the Indemnifying Party shall notify the Indemnified Party in writing (within the fifteen (15) day period after its receipt of notice of the Third Party Claim) that it will indemnify the Indemnified Party from and against any Damages the Indemnified Party may suffer arising out of the Third Party Claim and
(ii) the Indemnifying Party diligently conducts the defense of the Third Party Claim. Otherwise, the Indemnified Party may defend against the Third Party Claim preserving its rights to indemnification hereunder including without limitation for the cost of such defense.

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          (c)   So long as the Indemnifying Party is conducting
the defense of the Third Party Claim in accordance with Section 11.6(b) above, (i) the Indemnified Party may retain separate co-counsel, at its sole cost and expense, and participate in the defense of the Third Party Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, (iii) the Indemnified Party shall fully cooperate with the Indemnifying Party in the investigation and defense of any such Third Party Claim including without limitation providing required information and documents and access to all employees of the Indemnified Party with knowledge of issues relevant to the claim or litigation (any such activities required to discharge this obligation to cooperate shall be incurred at the sole expense of the Indemnified Party) and (iv) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, unless such settlement includes as a term thereof a general release of the Indemnified Party from such Third Party Claim. Notwithstanding any other provision of this Section 11.6, if an Indemnified Party withholds its consent to a settlement or elects to continue the defense of any claim, where but for such action the Indemnifying Party could have settled such claim solely for the payment of money by the Indemnifying Party as specified in the written request for consent to the settlement delivered to the Indemnified Party, the Indemnifying Party shall be required to indemnify the Indemnified Party only up to a maximum of the bona fide settlement offer for which the Indemnifying Party could have settled such claim.

          11.7. Limitation of Remedies. (a) The exclusive remedy of the Purchaser and the Sellers for breaches of representations, warranties and covenants in this Agreement is the indemnification provided for in this Article 11.

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          (b)   Notwithstanding anything to the contrary
contained herein, although a party may be entitled to make a claim for indemnification pursuant to more than one section of this Article 11, a party shall not be entitled to recover indemni fication for the same claim under more than one section of this
Article 11.

          (c) No indemnification may be claimed for any loss, liability, claim or damage which was finally reflected in an adjustment to the Purchase Price made pursuant to Section 2.6.

          11.8. Minimum Warranty Claim. Neither the Sellers nor the Purchaser shall have any liability for indemnification under
Section 11.2(b) or 11.4(b), respectively, for breaches of such party's representations and warranties contained in this Agreement and the other Acquisition Documents until the aggregate amount of Damages based on, arising out of, resulting from or relating to such breaches exceeds $10 million whereupon the Indemnified Party may claim indemnification only for the Damages in excess of such amount.

          11.9. Maximum Warranty Claim. Each of the Sellers' and the Purchaser's aggregate liability for indemnification under
Section 11.2(b) or 11.4(b) respectively, for breaches of representations and warranties contained in this Agreement and the other Acquisition Documents shall under no circumstances exceed an amount equal to $55 million.

          11.10. Mitigation of Damages. If any event shall occur which would otherwise entitle a party to assert a claim for indemnification under Sections 11.2 or 11.4 hereof, no Damages shall be deemed to have been sustained by such Indemnified Party to the extent of (a) any tax savings realized by such party as a result thereof or (b) any net proceeds received by such Indemnified Party or its Affiliates from any insurance policy with respect thereto.

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          11.11.  Bulk Sales Law.  The Purchaser hereby waives
compliance by the Sellers with the provisions of the bulk sales law of any jurisdiction. Nevertheless, in addition to any other indemnities herein provided, Sellers shall indemnify and hold Purchaser harmless against and from any and all Damages to Purchaser resulting from such noncompliance including any Liens claimed against the Transferred Assets or Licensed Assets by any creditor arising from any credit extended to Sellers on or prior to the Closing Date.


                          ARTICLE 12.

                          TERMINATION

          12.1. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by the mutual written consent of the Purchaser and the Sellers;

          (b) by either the Purchaser or the Sellers, upon at least five (5) days' prior written notice, if there shall have been a material breach by the other party of any of the representations, warranties, covenants or other obligations under this Agreement which shall not have been waived by the non-breaching party and which breach cannot be cured by the date set forth in Section 12.1(c) below;

          (c) by either the Purchaser or the Sellers, upon written notice, if the Closing Date shall not have occurred on or before August 31, 1996 for any reason other than the failure or refusal of the party seeking to terminate to perform any of its obligations hereunder;

          (d) by either the Purchaser or the Sellers if any Governmental Authority having competent jurisdiction shall have issued an order, decree or ruling or taken any other action

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restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Acquisition
Documents, and such order, decree, ruling or other action shall have become final and non-appealable; or

          (e) by the Sellers if, at the shareholder meeting contemplated by Section 7.4 hereof, Medeva's shareholders shall fail to approve the transactions contemplated by this Agreement and the other Acquisition Documents as envisioned by Section 8.8(a).

          12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1 hereof, such termination shall be the sole remedy, and, except with respect to Sections 6.6 and 7.2 (Confidentiality), 13.1 (Public Announcements) and 13.3 (Fees and Expenses) hereof, (a) this Agreement shall forthwith become void and (b) there shall be no liability on the part of the Sellers, the Purchaser or any of their respective Affiliates or any of the Representatives of any of them; provided, however, any breaching party shall be fully liable for any and all Damages sustained or incurred by the other party hereto, as a result of or arising from such breach and such other party shall be entitled to seek any remedies available to it at law or in equity.


                          ARTICLE 13.

                         MISCELLANEOUS

          13.1. Public Announcements. Except as required by Law or any Governmental Authority with competent jurisdiction or the applicable rules of a stock exchange, prior to the Closing, none of the parties hereto, nor any of their respective Affiliates or any of the Representatives of any of them, shall issue any press release or make any public announcement or disclosure with respect to this Agreement or the transactions contemplated hereby

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without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

          13.2. Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the terms or provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of a party hereto to insist upon strict compliance by another party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.2.

          13.3. Fees and Expenses. Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear and pay all fees, costs and expenses incurred by it or any of its Affiliates in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the other Acquisition Documents and the transactions contemplated hereby or thereby (whether or not such transactions are consummated), including, without limitation, any fees, expenses or commissions of any of its Representatives.

          13.4. Transfer Taxes. (a) The Purchaser shall pay the full amount of Liabilities for sales and use Taxes, if any, in connection with the sale of the Transferred Assets herein provided.

          (b) The Sellers shall pay the first $45,000 of Liabilities for transfer Taxes and recording and filing fees, if any, in connection with the sale of the Transferred Assets herein

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provided and the Purchaser shall pay all such Liabilities in excess of such amount.

          (c) The Sellers shall pay all Liabilities for transfer gains Taxes, if any, in connection with the sale of assets herein provided; provided, however, the Purchaser shall pay all such Liabilities, if any, in respect of any amounts of the Purchase Price in excess of $20 million that Purchaser shall allocate to the Owned Real Property.

          (d) Sellers shall prepare and file the required Tax Returns and other required documents with respect to the Taxes described in Section 13.4(a), (b) (c) and (d) required to be paid by Purchaser, Purchaser and Sellers and Sellers, respectively. Purchaser shall reimburse Sellers for Purchaser's portion of such Taxes described in Section 13.4(a), (b) and (c) within fifteen
(15) days of receipt of written notice from Sellers.

          13.5.  Notices.

          (a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and mailed or facsimiled or delivered by hand or courier service:

          (i)   If to the Sellers, to:

                       c/o Rhone-Poulenc Rorer Inc.
                       500 Arcola Road
                       P.O. Box 1200
                       Collegeville, PA  19426-0107
                       Facsimile: (610) 454-8985
                       Attn: General Counsel

                With a copy to:

                       Skadden, Arps, Slate, Meagher & Flom
                       919 Third Avenue

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                       New York, New York  10022
                       Facsimile: (212) 735-2000
                       Attn:  Mark C. Smith, Esq.

          (ii)  If to the Purchaser, to:

                       Medeva PLC
                       10 St. James's Street
                       London SW1A 1EF  England
                       Facsimile: (011-44) 171-930-1516
                       Attn:  Mark G. Hardy, Esq.

                With a copy to:

                       Richards & O'Neil, LLP
                       885 Third Avenue
                       New York, New York 10022
                       Facsimile:  (212) 750-9022
                       Attn:  Brian D. Beglin, Esq.

          (b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.5 (i) if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid shall be effective five (5) business days, or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) business days following the date when mailed or couriered, as the case may be. Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          13.6. Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and

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permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder of the parties hereto may be assigned by any of the parties hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that each of Medeva and Medeva Rochester may at any time and without such prior consents assign this Agreement or any of its rights, interests or obligations hereunder to any of its Affiliates; provided, however, that in such event, the assignor shall remain fully liable for the fulfillment of all of its obligations hereunder.

          13.7.  Governing Law; Consent to Jurisdiction.

                (a)    Each party to this Agreement hereby
irrevocably submits to the exclusive jurisdiction of any New York State or Federal Court sitting or located in the County of New York (a "New York Court") in any action or proceeding arising out of or relating to this Agreement, and each such party hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York Court. Each party, to the extent permitted by applicable laws, hereby expressly waives any defense or objection to jurisdiction or venue based on the doctrine of Forum Non Conveniens, and stipulates that any New York Court shall have In Personam jurisdiction and venue over such party for the purpose of litigating any dispute or controversy between the parties arising out of or related to this Agreement. In the event any party shall commence or maintain any action or proceeding arising out of or related to this Agreement in a forum other than a New York Court, the other party shall be entitled to request the dismissal or stay of such action or proceeding, and each such party stipulates for itself that such action or proceeding shall be dismissed or stayed. To the extent that any party to this Agreement has or hereafter may acquire any immunity from jurisdiction of any New York Court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to

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itself or its property, each such party hereby irrevocably waives such immunity.

          (b) Each party irrevocably consents to the service of process of any of the New York Courts in any such action or proceeding by personal delivery of the copies thereof or by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it as its address specified in accordance with Section 13.5, such service to become effective upon the earlier of (i) the date 10 calendar days after such mailing or (ii) any earlier date permitted by applicable law.

          13.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

          13.9. Headings. The headings contained in this Agreement and the Schedules hereto are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

          13.10. Entire Agreement. This Agreement and the other Acquisition Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto, their respective Affiliates or any of the Representatives of any of them with respect thereto. There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement and the Acquisition Documents other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement and the other Acquisition Documents.

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          13.11.  Severability.  Each term and provision of this
Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall, to the fullest extent permitted by Law, not affect any other term or provision hereof, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held by a court of competent jurisdiction to be excessively broad as to time, duration, activity, scope or subject, the parties request that it be construed, by limiting and reducing it, so as to be enforceable to the fullest extent permitted under applicable Law.

          13.12. No Third Party Beneficiaries. Except as and to the extent provided in Article 11 hereof, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the parties hereto and their respective successors and permitted assigns.

          13.13. Singular and Plural Forms. The use herein of the singular form shall also denote the plural form, and the use herein of the plural form shall also denote the singular form, as in each case the context may require, including with respect to the terms Seller and Sellers.

          13.14. References to Articles, Etc. All references herein to Articles, Sections, Exhibits and Schedules shall be to Articles and Sections of and Exhibits and Schedules to this Agreement.

          13.15.  References to "Herein," Etc.  As used in this
Agreement, the words "herein", "hereof", "hereby" and "hereunder"

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shall refer to this Agreement as a whole, and not to any
particular section, provision or subdivision of this Agreement.

          13.16. Effect of Schedules. The Schedules hereto relate to certain matters concerning the disclosures required and the transactions contemplated by the Agreement. The inclusion of or reference to matters in a Schedule does not constitute an admission of what is material or the materiality of such matter. Disclosure on any Schedule in respect of any representation or warranty shall constitute disclosure for purposes of all other representations and warranties, but only to the extent it is clear how the substance of the disclosure made would be relevant to such other representations and warranties.

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          IN WITNESS WHEREOF, the parties hereto have caused this
Asset Purchase Agreement to be duly executed as of the day and year first above written.

                                FISONS CORPORATION

                                By: /s/     Timothy G. Rothwell
                                    -----------------------------
                                    Name:   Timothy G. Rothwell
                                    Title:  President

                                FISONS INVESTMENTS INC.

                                By:  /s/    Paul Leggieri
                                     --------------------------
                                     Name:  Paul Leggieri
                                     Title: President

                                FISONS PLC

                                By:  /s/    Patrick Langlois
                                     ----------------------------
                                    Name:   Patrick Langlois
                                    Title:  Chairman

                                FISONS B.V.

                                By: /s/    Anthony J. Cork
                                    ----------------------------
                                    Name:  Anthony J. Cork
                                    Title: Director

                                MEDEVA ROCHESTER INC.

                                By: /s/    Mark G. Hardy
                                    -----------------------
                                    Name:  Mark G. Hardy
                                    Title  Vice President

                                MEDEVA PLC

                                By: /s/    Mark G. Hardy
                                    -----------------------
                                    Name:  Mark G. Hardy
                                    Title: Company Secretary